Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

Crown PropTech Acquisitions,

Lancaster Exploration Limited,

Mkango Polska s.p. Z.o.o.,

MKA Exploration LiMITED,

Mkango ServiceCo UK LIMITED

AND

Mkango (Cayman) Limited

dated as of July 2, 2025

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibits

Exhibit A Form of Registration Rights and Lock-Up Agreement

Exhibit B Form of Warrant Assignment and Assumption Agreement

-iv-

INDEX OF DEFINED TERMS

Action	5
Affiliate	5
Agreement	1
Anti-Corruption Laws	36
Anti-Money Laundering Laws	5
Antitrust Law	5
Assignment and Assumption Agreement	4
Available SPAC Cash	5
Bankable Feasibility Study	5
Bankable Feasibility Study Delivery Date	66
Benefit Plan	5
Business Combination	6
Business Data	6
Business Day	6
Cash and Cash Equivalents	6
Cayman Act	1
Closing	26
Closing Date	26
Closing Reorganization	2
Closing Statement	29
Code	2
Companies	1
Company 2024 and 2023 Audited Financial Statements	66
Company Acquisition Proposal	6
Company Closing Cash	7
Company Closing Indebtedness	7
Company Contract	7
Company Cure Period	85
Company Disclosure Letter	32
Company Interim Financial Statements	66
Company IP	7
Company Lease	42
Company Leased Real Property	7
Company Major Customers	7
Company Major Suppliers	7
Company Material Adverse Effect	9
Company Material Contracts	7
Company Owned IP	10
Company Related Party	10
Company Shareholder Closing Consideration	29
Company Shares	10
Company Systems	10
Company Transaction Expenses	10
Competing SPAC	11
Confidentiality Agreement	91

-v-

Contract	11
Control	11
Controlled	11
Controlling	11
Convertible Note	3
CSA	11
D&O Indemnified Parties	78
D&O Insurance	78
D&O Tail	78
Data Room	11
Data Security Requirements	11
Disclosure Letter	11
Effective Time	26
Encumbrance	12
Enforceability Exceptions	34
Environmental Laws	12
Equity Securities	12
Equity Value	12
ERISA	12
Event	12
Exchange Act	12
Exchange Ratio	12
Extended Lookback Date	12
GAAP	12
General Lookback Date	12
Government Official	12
Governmental Authority	13
Governmental Order	13
Group Companies	13
Group Company	13
GT	94
Hazardous Substance	13
HSR Act	13
IFRS	13
Indebtedness	13
Intellectual Property	14
Intended Tax Treatment	3
Interim Period	62
Investment Company Act	14
IPO	86
JOBS Act	57
Knowledge of SPAC	14
Knowledge of the Company	14
Lancaster BVI	1
Lancaster BVI A&R Charter	2
Lancaster BVI Share Conversion	2

-vi-

Lancaster Malawi	2
Law	14
Liabilities	14
Made Available	15
Maples	93
Material Permits	37
Merger	1
Merger Sub	1
Merger Sub Material Adverse Effect	15
Merger Sub Shareholder’s Approval	68
Merger Sub Subscriber Shares	59
Mineral Rights	15
Minimum Cash Condition	84
Mining Development Agreement	15
Mining Leases	15
Mining Real Property	15
MKA BVI	1
MKA Poland	1
MKA Shareholders’ Approval	67
Mkango ServiceCo	1
Nasdaq	15
Non-Recourse Parties	92
Non-Recourse Party	92
NYSE	16
Offtake Agreement	81
Ordinary Course	16
Organizational Documents	16
Orrick	93
OTC Markets	16
Outside Date	85
Patents	16
PCAOB	16
Permitted Encumbrances	16
Permitted Financing	4
Permitted Financing Agreement	4
Permitted Financing Investors	4
Permitted Financing Proceeds	4
Person	17
Personal Data	17
Plan of Merger	26
Policies	49
Pre-Closing Reorganization	2
Privacy Laws	17
Process	17
Processed	17
Processing	17

-vii-

Projects	18
Proxy/Registration Statement	18
PubCo	1
PubCo A&R Charter	26
PubCo Incentive Plan	79
PubCo Ordinary Shares	18
PubCo Warrant	28
PubCo Warrants	28
QEF	76
REE Product	18
Registered IP	18
Registration Rights and Lock-Up Agreement	3
Regulatory Approvals	71
Release	18
Released Claims	86
Reorganization	2
Representatives	18
Required Governmental Authorization	18
Restraint	82
Sanctions	18
Sarbanes-Oxley Act	19
SEC	19
Securities Act	19
Security Incident	19
Selling Shareholder	1, 3
Selling Shareholder’s Approval	34
Share Split	29
Shareholder Litigation	76
Shareholder Support Agreement	3
Software	19
Songwe Hill Project	19
SPAC	1
SPAC Acquisition Proposal	19
SPAC Board	4
SPAC Board Recommendation	74
SPAC Charter	19
SPAC Class A Ordinary Shares	2
SPAC Class B Conversion	2
SPAC Class B Ordinary Shares	2
SPAC Cure Period	85
SPAC Director	79
SPAC Disclosure Letter	51
SPAC Dissenting Shares	28
SPAC Financial Statements	55
SPAC Group	93
SPAC Material Adverse Effect	19

-viii-

SPAC Material Contracts	58
SPAC Ordinary Shares	19
SPAC Preference Shares	20
SPAC Private Placement Warrants	20
SPAC Prospectus	86
SPAC Public Warrants	20
SPAC Redeeming Stock	20
SPAC Related Party	20
SPAC SEC Filings	56
SPAC Securities	20
SPAC Shareholder	20
SPAC Shareholder Redemption Amount	21
SPAC Shareholder Redemption Right	21
SPAC Shareholder Transaction Proposals	21
SPAC Shareholders’ Approval	21
SPAC Shareholders’ Meeting	73
SPAC Shares	20
SPAC Transaction Expenses	21
SPAC Transaction Expenses Cap	22
SPAC Transaction Expenses Cap Excess	22
SPAC Treasury Stock	28
SPAC Unit	22
SPAC Warrant	22
SPAC Working Capital Loan	22
Specified Group Company Representations	82
Specified SPAC Representations	83
Sponsor	22
Sponsor Support Agreement	3
Subsidiary	22
Surviving Company	1
Surviving Company A&R Organizational Documents	26
Tax	22
Tax Returns	23
Taxes	22
Technical Report Summary	66
Terminating Company Breach	84
Terminating SPAC Breach	85
Trade Secrets	23
Trademarks	23
Transaction Documents	23
Transactions	23
Transfer Taxes	23
Treasury Regulations	23
Trust Account	86
Trust Agreement	57
Trustee	57
TSXV	24
U.S.	24
Union	24
Unit Separation	27
Warrant Agreement	22

-ix-

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of July 2, 2025 (this “Agreement”), is made and entered into by and among (i) Crown PropTech Acquisitions, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), (ii) Mkango (Cayman) Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of Lancaster BVI (as defined below) (“Merger Sub”), (iii) Lancaster Exploration Limited, a company incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of Selling Shareholder (as defined below) (“Lancaster BVI”, and from and after the Closing, “PubCo”), (iv)Mkango Polska s.p. Z.o.o., a company organized under the laws of Poland and a direct, wholly owned subsidiary of Selling Shareholder (“MKA Poland”), (v) Mkango ServiceCo UK Limited, a company organized under the laws of England and a direct, wholly owned subsidiary of Selling Shareholder (“Mkango ServiceCo”), and (vi) MKA Exploration Limited, a company incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of Selling Shareholder (“MKA BVI”, and together with Lancaster BVI, MKA Poland and Mkango ServiceCo, the “Companies” and, each, a “Company”).

RECITALS

WHEREAS, SPAC is a blank check company and was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated entity and was incorporated for the purpose of effectuating the Transactions;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby, among other things, upon the terms and subject to the conditions set forth in this Agreement, immediately following the adoption of the PubCo A&R Charter, the Pre-Closing Reorganization and the Share Split and at the Effective Time, Merger Sub shall, in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”), merge with and into SPAC (the “Merger”), with SPAC being the surviving company of the Merger and becoming a wholly owned Subsidiary of PubCo (such surviving company is hereinafter referred to for the periods from and after the Effective Time as the “Surviving Company”) and Merger Sub ceasing to exist;

WHEREAS, prior to the Effective Time, in connection with the Merger and subject to the adoption of the Lancaster BVI A&R Charter, Lancaster BVI shall effect the Share Split in accordance with Section 2.7;

WHEREAS, prior to the Effective Time, in connection with the Merger, Mkango Resources Ltd., a company organized under the laws of British Columbia, Canada (“Selling Shareholder”) and the Companies intend to effect a reorganization, in accordance with the description set forth in Section 2.1 of the Company Disclosure Letter (the “Pre-Closing Reorganization”), including, among other things, by (i) transferring all equity in MKA Poland to Mkango ServiceCo, (ii) transferring all equity in MKA BVI to Mkango ServiceCo, such that upon completion of the Pre-Closing Reorganization, MKA Poland and MKA BVI shall be wholly owned subsidiaries of Mkango ServiceCo, (iii) adopting amended and restated memorandum and articles of association in form and substance reasonably acceptable to the SPAC and approved by shareholders of Lancaster BVI in accordance with the requirements of its existing memorandum and articles of association (such amended and restated memorandum and articles of association, the “Lancaster BVI A&R Charter” ) and causing the Lancaster BVI A&R Charter to be registered by the Registrar of Corporate Affairs in the British Virgin Islands, and (iv) converting all of the issued shares of Lancaster BVI as at the date immediately prior to the adoption of the Lancaster BVI A&R Charter into a single class of ordinary shares of no par value of Lancaster BVI pursuant to the Lancaster BVI A&R Charter (the “Lancaster BVI Share Conversion”);

WHEREAS, on the Closing Date but prior to the Effective Time, and as part of an integrated transfer with the Merger, Selling Shareholder and the Companies intend to effect a reorganization in accordance with the description set forth in Section 2.1 of the Company Disclosure Letter (“Closing Reorganization”, and together with the Pre-Closing Reorganization, the “Reorganization”), including, among other things, by (i) transferring all equity in Mkango ServiceCo to Lancaster BVI, and (ii) causing Lancaster BVI to transfer all equity in Lancaster Exploration Limited, a company organized under the laws of Malawi (“Lancaster Malawi”) and a direct, wholly owned subsidiary of Lancaster BVI, to Mkango ServiceCo, such that upon completion of the Closing Reorganization, Mkango ServiceCo shall be a wholly owned subsidiary of Lancaster BVI and Lancaster Malawi shall be wholly owned subsidiaries subsidiary of Mkango ServiceCo;

WHEREAS, on the Closing Date and immediately prior to the Effective Time, each issued and outstanding Class B ordinary share of SPAC, par value $0.0001 per share (“SPAC Class B Ordinary Shares”) shall be automatically converted into one (1) SPAC Class A ordinary share, par value $0.0001 per share (“SPAC Class A Ordinary Shares”) in accordance with the terms of the SPAC Charter (such automatic conversion, the “SPAC Class B Conversion”) and, after giving effect to such automatic conversion immediately prior to the Effective Time, as a result of the Merger, which only shall take place if the transactions described in the preceding paragraph occur, each issued and outstanding SPAC Class A Ordinary Share shall no longer be outstanding and shall automatically be exchanged for the right of the holder thereof to receive one (1) PubCo Ordinary Share on the terms set out in this Agreement and the Plan of Merger;

WHEREAS, for U.S. federal and applicable state or local income tax purposes, it is intended that (a) the SPAC Class B Conversion constitutes a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) the Merger, the Reorganization and the other transactions contemplated hereby will constitute an integrated transaction that qualifies as a transaction described in Section 351 or Section 368 of the Code (subsection (a) and (b), collectively, the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to SPAC to enter into this Agreement, the Companies, SPAC and Selling Shareholder, have entered into a shareholder support agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, Selling Shareholder has agreed to (a) vote its shares held directly or indirectly in all Companies in favor of this Agreement, the Transactions and any related transactions and against any other transactions or proposals that would result or would be reasonably be expected to result in the failure of the Transactions from being consummated, (b) take all actions reasonably necessary to consummate the Transactions, and (c)not transfer or redeem any shares in any Company held by Selling Shareholder;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Merger Sub and the Companies to enter into this Agreement, the Companies, SPAC, Sponsor and the other Persons named therein have entered into a sponsor support agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, and subject to the terms and conditions set forth therein, Sponsor and such Persons have agreed to (a) vote all of their SPAC Securities in favor of this Agreement, the Transactions and any related actions, and against any other transactions or proposals that would result or would be reasonably be expected to result in the failure of the Transactions from being consummated, (b) take all actions reasonably necessary to consummate the Transactions, (c) not transfer or redeem any SPAC Securities held by them prior to Closing, (d) waive the anti-dilution rights of the SPAC Class B Ordinary Shares set forth in the SPAC Charter, and (e) subject certain of its PubCo Ordinary Shares to potential forfeiture based on the amount of Available Gross SPAC Cash (defined below), with the PubCo Ordinary Shares subject to forfeiture placed into escrow and released contingent on the post-closing trading price of PubCo Ordinary Shares, and PubCo has agreed to issue to Sponsor certain PubCo Ordinary Shares if the Available Gross SPAC Cash exceeds certain agreed-upon thresholds;

WHEREAS, Lancaster BVI, Sponsor and a designee of Sponsor are parties to that certain Note Purchase Agreement, dated as of June 2, 2025 (the “Convertible Note”), pursuant to which, among other things, (i) Lancaster BVI has agreed to issue the BCA Note and the Form F-4 Note (both as defined in the Convertible Note), (ii) a designee of Sponsor has agreed to fund the BCA Note upon execution of this Agreement, and (iii) the Sponsor has agreed to fund the Form F-4 Note upon the first to occur of a confidential submission or public filing of the Proxy/Registration Statement with the SEC, subject to the terms and conditions set forth therein;

WHEREAS, in connection with the Closing, PubCo, certain SPAC Shareholders (including Sponsor) and Selling Shareholder shall enter into a registration rights and lock-up agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights and Lock-Up Agreement”), pursuant to which, among other things, (i) effective upon the Closing, PubCo shall commit, subject to the terms and conditions set forth therein, to file applicable registration statements including the PubCo Ordinary Shares, PubCo Warrants, and PubCo Ordinary Shares underlying the PubCo Warrants held by the signatories party thereto and (ii) the holders of PubCo Ordinary Shares party thereto shall agree, subject to the terms and conditions set forth therein, for the period after the Closing specified therein, not to transfer their PubCo Ordinary Shares, if any, subject to certain exceptions, other than pursuant to the Sponsor Support Agreement;

WHEREAS, at the Effective Time, PubCo, SPAC and Transfer Agent shall enter into an assignment and assumption agreement with respect to the SPAC Warrant Agreement, in substantially the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), pursuant to which SPAC shall assign to PubCo all of its rights, interests, and obligations in and under the SPAC Warrant Agreement;

WHEREAS, prior to or in connection with the Closing, PubCo, SPAC and/or any of the Group Companies, on the one hand, and certain investors, on the other hand (collectively, the “Permitted Financing Investors”), may enter into one or more financing agreements (each, a “Permitted Financing Agreement”), pursuant to which, among other things, each Permitted Financing Investor shall agree to (a) subscribe for and purchase on the Closing Date, and PubCo shall agree to issue and sell to each such Permitted Financing Investor on the Closing Date, the number of PubCo Ordinary Shares or other Equity Securities of PubCo set forth in the applicable Permitted Financing Agreement in exchange for the purchase price set forth therein, or (b) provide any other form of equity financing (including backstops, recycling facilities, forward purchase agreements), royalty financing or other credit products (the aggregate financing under all Permitted Financing Agreements, collectively, the “Permitted Financing Proceeds” and the financing under all Permitted Financing Agreements, collectively, the “Permitted Financing”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is advisable and in the best interests of SPAC to enter into this Agreement and the other Transaction Documents to which it is a party, and to consummate the Merger and the other Transactions, (b) approved and declared advisable this Agreement and the other Transaction Documents to which it is a party, and the execution, delivery and performance thereof and the consummation of the Merger and the other Transactions, (c) resolved to recommend the adoption of this Agreement and the Merger by the SPAC Shareholders, and (d) directed that this Agreement and the Merger be submitted to the SPAC Shareholders for their adoption;

WHEREAS, (a) the board of directors of Merger Sub have (i) determined that it is advisable and in the best interests of Merger Sub to enter into this Agreement and the transactions contemplated hereby and to consummate the Merger and (ii) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (b) the sole shareholder of Merger Sub has approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the directors of each Company and the Selling Shareholder have, as applicable, (a) approved the Merger, the Pre-Closing Reorganization, the Share Split and other Transactions; (b) approved this Agreement and the other Transaction Documents and the execution, delivery and performance thereof and the consummation of the Transactions; and (c) resolved to recommend the adoption of this Agreement and the Merger by the Selling Shareholder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, Merger Sub and the Companies agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration, mediation or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Laws.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering-related laws of jurisdictions where the Companies or their respective Subsidiaries conduct business or own assets, and any related or similar Laws issued, administered or enforced by any Governmental Authority, including the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act and The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Available Gross SPAC Cash” means, without duplication, an amount equal to the sum of (a) the gross amount of cash available in the Trust Account following the SPAC Shareholders’ Meeting, plus (b) the aggregate net amount of Permitted Financing Proceeds that have or will be funded as of the Business Day immediately prior to the Closing Date pursuant to Permitted Financing Agreements.

“Available Net SPAC Cash” means Available Gross SPAC Cash, less (a) the amount required to satisfy the SPAC Shareholder Redemption Amount, less (b) the Company Transaction Expenses Cap, and less (c) the SPAC Transaction Expenses Cap.

“Bankable Feasibility Study” means a “feasibility study” as such term is defined in Item 1300 of Regulation S-K.

“Benefit Plan” means (a) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) or (b) compensation or benefit plan, program, policy, practice, Contract, agreement, or other arrangement, including any employment, consulting, severance, termination pay, deferred compensation, retirement, paid time off, vacation, profit sharing, incentive, bonus, health, welfare, performance awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership, and restricted stock unit), disability, death benefit, life insurance, fringe benefits, indemnification, retention or stay-bonus, transaction or change-in control plan, program, policy, practice, Contract, agreement, or other arrangement, whether written, unwritten or otherwise, that is sponsored, maintained, contributed to or required to be contributed to by any Company or any of their Subsidiaries for the benefit of any current or former employee, director or officer, individual consultant or other individual service provider of the Companies or any of their Subsidiaries or otherwise with respect to which any Company or any of the Companies’ Subsidiaries has any Liability, in each case other than any statutory benefit plan mandated by Law.

“Business Combination” has the meaning set forth in the SPAC Charter.

“Business Data” means confidential or proprietary data, databases, data compilations and data collections (including customer databases), and technical, business and other information, including Personal Data, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed or disposed of by or on behalf of the Company or any of its Subsidiaries or by the Company Systems.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands, the British Virgin Islands and Vancouver, British Columbia, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“BVI Companies Act” means the BVI Business Companies Act (2020 Revised Edition) (as amended) of the British Virgin Islands.

“Cash and Cash Equivalents” means, for any Person, all cash and cash equivalents (including marketable securities, checks and bank deposits).

“Company Acquisition Proposal” means, other than (A) pursuant to the Transactions or (B) in connection with any business conducted or proposed to be conducted (as reasonably apparent based on the public filings of Selling Shareholder as of the date hereof) by Maginito Limited, a company incorporated under the laws of the British Virgin Islands, or any of its Subsidiaries (such business, the “Maginito Business”), any direct or indirect acquisition (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, redemption, cancellation, purchase or issuance of Equity Securities, tender offer, purchase or sale of assets, conveyance, transfer, assignment, assumption, delegation, secondment, or otherwise) by any third party (i.e., a Person that is not a Group Company), in one transaction or a series of transactions, of (a)(i) any material asset or all or a material portion of the revenues or businesses of the Companies or their Subsidiaries, taken as a whole, or (ii) any of the Mineral Rights or the Projects, or (b) any Equity Securities of any of the Companies or any of their Subsidiaries; provided, that no Permitted Financing shall be deemed to constitute a Company Acquisition Proposal.

“Company Closing Cash” means, without duplication, all Cash and Cash Equivalents of the Companies and their Subsidiaries on a consolidated basis as of the close of business on the Business Day immediately prior to the Closing Date, as determined in accordance with Section 2.9(a).

“Company Closing Indebtedness” means the Indebtedness of the Companies and their Subsidiaries on a consolidated basis as of the close of business on the Business Day immediately prior to the Closing Date, as determined in accordance with Section 2.9(a); provided, that, Company Closing Indebtedness shall exclude any amounts owed to the Selling Shareholder or its Affiliates that have been discharged, capitalized or otherwise eliminated such that no amounts remain payable at or as of the Closing.

“Company Contract” means any Contract to which a Company or any of its Subsidiaries is a party or by which a Company is bound.

“Company IP” means all Company Owned IP and all other Intellectual Property used or held for use in or necessary for the operation of the business of a Company or any of its Subsidiaries as currently conducted.

“Company Leased Real Property” means any real property subject to a Company Lease.

“Company Major Customers” means the top ten (10) customers of the Companies and their Subsidiaries, collectively, for the financial year ended December 31, 2024.

“Company Major Suppliers” means the top ten (10) suppliers of the Companies and their Subsidiaries, collectively, for the financial year ended December 31, 2024.

“Company Material Contracts” means, collectively, each Company Contract that:

(a) involves obligations (contingent or otherwise), payments or revenues to or by the Companies or their Subsidiaries in excess or reasonably anticipated to be in excess of $250,000 in the last twelve (12) months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $250,000 in the next twelve (12) months after the date of this Agreement;

(b) is with a Company Related Party (other than those employment agreements, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the Ordinary Course with employees or technical consultants that are terminable without liability to any Company or any of their Subsidiaries);

(c) is any investment agreement, stockholders agreement or other agreement with any Person creating or governing the rights of such Person in respect of such Person’s holding of any Equity Securities in, or the management of, the Companies or any of their Subsidiaries;

(d) involves Indebtedness with or with respect to an amount in excess of $250,000;

(e) involves the lease, license, sale, use, disposition or acquisition of a business or assets constituting a business involving purchase price, payments or revenues in excess of $250,000;

(f) involves the capital expenditure by the Companies or any of their Subsidiaries in an amount in excess of $250,000 in the aggregate in any twelve (12)-month period;

(g) involves the waiver, compromise, or settlement of any dispute, claim, litigation, arbitration or other Action with an amount higher than $250,000;

(h) grants a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Companies and their Subsidiaries, taken as a whole;

(i) contains covenants of any Company or any of their Subsidiaries (i) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any material respect in any line of business or (ii) prohibiting or restricting the Company’s or any of its Subsidiaries’ ability to conduct their respective business with any Person in any geographic area in any material respect;

(j) contains any “most favored nations” provisions or other price guarantees for a period greater than one (1) year;

(k) is entered into with any of the Company Major Customers;

(l) is entered into with any of the Company Major Suppliers;

(m) is entered into with any Governmental Authority;

(n) is entered into with respect to mergers, acquisitions or sales of any Person, material business unit or material asset thereof by any Company or any of their Subsidiaries if (i) entered into since the General Lookback Date or (ii) containing ongoing material obligations or liabilities with respect to any Company or any of their Subsidiaries, including deferred purchase price payments, earn-out payments or indemnification obligations;

(o) involves the establishment of, contribution to, or operation of a partnership, joint venture, alliance, collaboration, variable interest or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person;

(p) relates to the license, sublicense, creation, development, or acquisition of any material Company IP, other than (i) non-exclusive licenses of commercially-available, unmodified, off-the-shelf Software used solely for the Companies’ or any of their Subsidiaries’ internal use, (ii) non-exclusive licenses granted in the Ordinary Course to customers of the Companies or any of their Subsidiaries, (iii) incidental licenses and (iv) Contracts with employees or contractors of the Companies entered into in the Ordinary Course;

(q) is a collective bargaining agreement or other Contract with a Union;

(r) is a Mining License;

(s) is a Company Lease;

(t) is a Contract involving the Mineral Rights (including but not limited to any tribute agreement), or royalties or mining-related obligations with respect to any of the land subject to a Mining License or on any portion of the Mining Real Property;

(u) with respect to the employment or engagement of any employee, officer, director, individual consultant or other individual service provider that provides for target annual cash compensation in excess of $250,000 that (i) requires any Company or any of their Subsidiaries to provide notice in excess of thirty (30) days in order to terminate such employment or engagement or (ii) provides for severance, retention, change in control, transaction or similar payments or accelerated vesting of compensation or benefits upon the Transactions;

(v) is a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Companies or any Subsidiaries of the Companies are a party;

(w) is a currency or interest hedging arrangement material to the business of the Companies and their Subsidiaries, taken as a whole; or

(x) any commitment to enter into agreement with respect to the foregoing.

“Company Material Adverse Effect” means any Event (other than the Events set forth on Section 1.1-I of the Company Disclosure Letter which are described therein as being excluded from this definition of “Company Material Adverse Effect”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets and Liabilities, results of operations, cash flows, or financial condition of the Companies and their Subsidiaries, taken as a whole or (ii) would prevent any Company from consummating the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking, as respectively applicable, of any action (1) expressly required to be taken or refrained from being taken, as respectively applicable, under this Agreement or the Transaction Documents so as not to constitute a breach of this Agreement or any Transaction Document, (2) which SPAC has requested in writing, or (3) to which SPAC has consented in writing, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of the Companies and any of their Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Companies or any of their Subsidiaries operate, or (h) the announcement or consummation of this Agreement or the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person; provided, however, that in the case of each of clauses (b), (d), (e), and (g), any such Event to the extent it disproportionately affects any Company or any of its Subsidiaries relative to other similarly situated participants in the industries and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Companies or any of their Subsidiaries.

“Company Related Party” means (a) any member, shareholder, equity interest holder or other Person who, together with its Affiliates, directly or indirectly (including as the beneficiary of a trust) holds no less than 5% of the total outstanding share capital or other securities of the Companies or any of their Subsidiaries, (b) any director or officer of the Companies or any of their Subsidiaries or (c) any immediate family member of the foregoing Persons in clauses (a) and (b), in each case of clauses (a) and (b), excluding the Companies or any of their Subsidiaries.

“Company Shares” means, as of immediately following the Pre-Closing Reorganization and prior to the Effective Time, the issued and outstanding ordinary shares of Lancaster BVI, of no par value.

“Company Systems” mean Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer or information technology systems, owned or use or held for use by or on behalf of the Companies or any of their Subsidiaries.

“Company Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by or on behalf of the Group Companies or any of their Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) the Nasdaq Filing Fees, (c) the fees associated with filing the Proxy/Registration Statement with the SEC, (d) all filing fees under the HSR Act and all other applicable Antitrust Laws in connection with the Transactions, and (e) any premiums (including insurance premium tax, if any), fees, disbursements or expenses incurred in connection with PubCo’s D&O Tail, in each case (x) incurred in connection with the Transactions, including, in each case, any VAT thereon, and (y) in accordance with the illustrative example set forth on Section 1.1 of the SPAC Disclosure Letter (the “Expense Allocation Schedule”).

“Company Transaction Expenses Cap” means $5,000,000.

“Company Transaction Expenses Cap Excess” means the dollar amount by which the Company Transaction Expenses, as at the Closing, exceed the Company Transaction Expenses Cap; provided, however, that, to the extent any portion of the Company Transaction Expenses is paid or settled in the form of PubCo Ordinary Shares (rather than cash), such equity-settled portion shall not be counted toward the Company Transaction Expenses Cap for purposes of calculating the Company Transaction Expenses Cap Excess. For the avoidance of doubt, if the Company Transaction Expenses are equal to or less than the Company Transaction Expenses Cap, then the Company Transaction Expenses Cap Excess shall be deemed to be $0.

“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations.

“Control” in relation to any Person means (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether as trustee or executor or by Contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly.

“Canadian Securities Authority” means the British Columbia Securities Commission and any other applicable securities commissions or securities regulatory authority of a province of territory of Canada.

“Data Room” means the virtual data room in the folder titled “Due Diligence Folder” administered by DropBox containing written documents and information relating to the Group Companies maintained by or on behalf of the Companies to which SPAC and its Representatives had access to on or prior to the date of this Agreement.

“Data Security Requirements” means all of the following to the extent applicable to the Companies or any of their Subsidiaries or any Company Systems or Business Data and in each case pertaining to data protection, data transfer, data privacy, data security, or data breach notification requirements: (a) all Laws (including all Privacy Laws); (b) the Companies’ and their Subsidiaries’ rules, policies, and procedures; (c) industry standards applicable to the industry in which the business of the Companies or any of their Subsidiaries operates and (d) Contracts to which the Companies or any of their Subsidiaries is a party or by which they are bound.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, license, covenant not to sue, option, right of first offer, refusal or negotiation, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise.

“Environmental Laws” means all Laws concerning (a) pollution, (b) protection of the environment, natural resources, or human health or safety (but only with respect to protection from pollutants) or (c) the use, generation, management, manufacture, processing, treatment, storage, transportation, remediation, cleanup, handling, disposal or Release of or threatened Release of, or exposure to, Hazardous Substances.

“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Equity Value” means (a) $400,000,000, minus (b) the Company Closing Indebtedness, plus (c) the Company Closing Cash, less (d) the Company Transaction Expenses Cap Excess, if any.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Equity Value divided by (b) the Company Shares following the Pre-Closing Reorganization divided by (c) $10.00.

“Extended Lookback Date” means the date that is six (6) years prior to the date of this Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time and consistently applied.

“General Lookback Date” means the date that is three (3) years prior to the date of this Agreement.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any government-owned or government-Controlled enterprise, political party and public international organization), or any candidate for governmental or political office.

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory (including as to mining, land, environmental, licensing, permit, lease, employment and corporate rescue matters), taxing or administrative functions of, or pertaining to, any government, regulation or compliance, or any arbitrator, mediator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority, and any company, businesses, enterprise, or other entities owned or Controlled by the above Governmental Authorities.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” means the Companies and the Selling Shareholder, and each of their respective Subsidiaries, and “Group Company” means any of them.

“Hazardous Substance” means: (a) any substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant,” “toxic substance,” “toxic waste” or other similar term or phrase under any Environmental Law and (b) petroleum or petroleum by-products, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, (b)the principal and accrued interest components of capitalized lease obligations under IFRS (with respect to the Companies and their Subsidiaries) or GAAP (with respect to SPAC), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby) under which payments are obligated to be made by such Person, (f)the deferred and unpaid purchase price of any assets, property or rights acquired by the Companies or their Subsidiaries, including “earn outs,” “seller notes,” “exit fees,” and “retention payments,” but excluding payables arising in the Ordinary Course, (g) (i) any due and unpaid Taxes for any taxable period (or a portion thereof) ending on or prior to the Closing Date, (ii) delinquent amounts owed under or in terms of public regulation or contracts with respect to employment related matters, and (iii) any other amounts owed that are delinquent, in arrears or otherwise remain unpaid after their applicable payment due date, but solely to the extent the aggregate amount under clauses (g)(i), (g)(ii) and (g)(iii) exceeds $500,000, (h) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any salary or other compensation payment due and unpaid, (i) the amount required to be paid to release any lien other than a Permitted Encumbrance on the assets of any Company or any of their Subsidiaries, (j) the amount of any unsatisfied judgment or award against any Company or any of their Subsidiaries, (k) breakage costs, prepayment or early termination premiums or penalties payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (j), and (l) all Indebtedness of another Person referred to in clauses (a) through (j) above guaranteed directly or indirectly, jointly or severally; provided, however, for the sake of clarity, that with respect to the Companies, Indebtedness shall not include (i) any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person, (ii) account or trade payables arising in the Ordinary Course and (iii) asset retirement obligations listed on the Companies’ balance sheet.

“Intellectual Property” means all intellectual property, industrial property and proprietary rights in any and all jurisdictions worldwide, including rights in: (a) Patents, (b) Trademarks, (c) copyrights and copyrightable works, (d) Trade Secrets, (e) Software, (f) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (g) registrations, applications, and renewals for any of the foregoing in (a)-(f), and (h) all rights in the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Knowledge of SPAC” or any similar expression means the knowledge that any individual listed on Section 1.1-II of the SPAC Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports directly responsible for the applicable subject matter.

“Knowledge of the Company” or any similar expression means the knowledge that any individual listed on Section 1.1-III of the Company Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports directly responsible for the applicable subject matter.

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Liabilities” means any debts, liabilities, commitments, duties or obligations of any nature (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract.

“Made Available” means, with respect to any document or information made available by a Group Company or any of its Representatives pursuant to this Agreement at least forty-eight (48) hours prior to the date hereof via the Data Room.

“Merger Sub Material Adverse Effect” means, with respect to Merger Sub, any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, properties, assets and Liabilities, results of operations, cash flows, or financial condition of Merger Sub or (ii) the ability of Merger Sub to consummate the Transactions; provided, however, that in no event would the taking (if so required to be taken) or refraining from taking (if so required to be refrained from being taken) of any action expressly required to be taken or refrained from being taken under this Agreement, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Merger Sub Material Adverse Effect”.

“Mineral Rights” means the mining rights under the Mining Licenses and all of the Companies’ or their Subsidiaries’ prospecting or mining rights or licenses, exploration licenses, exploration permits, mining claims, mining leases, mining licenses, special grants, mineral and exploitation concessions, mining Contracts, association agreements, easements, and surface rights and other forms of mineral tenure or other rights to Minerals (including exploitation and development rights), or rights to work upon or occupy lands, and all material permits, agreements, approvals, consents, certificates, dockets, proceedings, registrations and authorizations granting such licenses, rights, leases, permits, grants or easements for the purposes of searching for, developing, extracting or disposing of Minerals under any form of mineral tenure or right, whether contractual, statutory, regulatory, or otherwise or any interest therein.

“Minerals” means all ores, and ores and concentrates derived therefrom, of precious, base and industrial metals (including gold, copper and cobalt) or other minerals.

“Mining Development Agreement” means that certain Mine Development Agreement, by and among the Republic of Malawi, Lancaster BVI and Lancaster Malawi, dated July 26, 2024.

“Mining Licenses” means, collectively, any retention licenses issued to Lancaster BVI, MKA BVI or any of their respective Subsidiaries by the Malawi Governmental Authority or with respect to Mineral Rights, including the Phalombe and Thambani licenses.

“Mining Real Property” means, with respect to the Projects or Mining Licenses, all land, or portions thereof, together with all buildings, structures, material improvements and material fixtures located thereon, and all easements and other rights and interests appurtenant thereto, including any owned real property or leases of any real property, which are or may be accessed, used, required and/or occupied by the Companies or their Subsidiaries.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Nasdaq Filing Fees” means the fees, costs and expenses incurred by a party to this Agreement or on its behalf in connection with preparation, submission and filing of the Proxy/Registration Statement with Nasdaq.

“NYSE” means the New York Stock Exchange.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or articles of incorporation or registration, bylaws, memorandum and/or articles of association, constitution, registers, limited liability company agreement, shareholders agreement or similar organizational documents, in each case, as amended or restated.

“OTC Markets” means OTC Markets Group.

“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS (with respect to the Group Companies) or GAAP (with respect to SPAC); (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) all matters of record, including defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or Encumbrances, in each case, that do not materially interfere with the present and currently anticipated use of the Company Leased Real Property (with respect to the Group Companies); (d) with respect to any Company Leased Real Property: (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under a Company Lease, (iii) any Encumbrances encumbering the real property of which the Company Leased Real Property is a part, and (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, in each case (with respect to each of clauses (i) through (iv)), that do not materially interfere with the present and currently anticipated use of the Company Leased Real Property by the Group Companies; (e) non-exclusive licenses of Company IP granted to customers or suppliers of the Companies or any of their Subsidiaries in the Ordinary Course and consistent with past practice, which do not materially interfere with the present and currently anticipated use of the Company IP by the Group Companies; (f) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, provided that with respect to the Group Companies, the documentation for such purchase money Encumbrances and capital lease arrangements have been Made Available to SPAC; (g) other Encumbrances (i) arising in the Ordinary Course and (ii) not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (h) reversionary rights in favor of landlords under any Company Lease with respect to any of the buildings or other improvements owned or leased by the Companies or any of their Subsidiaries; and (i) Encumbrances described on Section 1.1-IV of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, exempted company, company, partnership, exempted limited partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” has the meaning given to the term “personal data,” “personal information” or other similar term by applicable Laws and shall also include (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including, to the extent constituting or comprising the foregoing, name, street address, telephone number, email address, photograph, social security number, government-issued ID number, customer or account number, health information, financial information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; or (b) all other data or information that is otherwise protected by any applicable Laws.

“Privacy Laws” means all applicable Laws concerning the Processing of Personal Data, including incident reporting and Security Incident notifying requirements.

“Process”, “Processing” or “Processed” means the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, encryption, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, erasure or destruction of data, including Personal Data.

“Prohibited Person” means any Person that is (a) organized under the laws of, or resident in, any U.S. embargoed or restricted country (which, as of the date of this Agreement, includes Cuba, Iran, North Korea, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine), (b) included on any Sanctions-related list of blocked or designated parties (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified List; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and Consolidated Sanctions List; the Department of State’s Debarred List; or any list of Persons subject to Sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union and its member states); (c) owned fifty percent (50%) or more or otherwise controlled, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person described in clause (b) above or a government of a country described in clause (a); or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Projects” means, collectively, the Songwe Hill Project and the Pulawy Separation Plant Project.

“Proxy/Registration Statement” means a registration statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Lancaster BVI under the Securities Act relating to the Transactions and containing a notice of meeting and a proxy statement of SPAC with respect to the SPAC Shareholders’ Meeting and the Transactions to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the SPAC Shareholder Transaction Proposals.“PubCo Ordinary Shares” means the authorized shares of PubCo, of no par value, as described in the PubCo A&R Charter.

“Pulawy Separation Plant Project” means the project undertaken by the Companies and their Subsidiaries in Puławy, Poland, focused on developing a separation plant.

“REE Product” means any product sold or to be sold by Lancaster BVI or any of its Subsidiaries, the price for which is determined primarily on the basis of the content of rare earth elements contained therein.

“Registered IP” means Company Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Required Governmental Authorization” means all franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the businesses of the Companies and any of their Subsidiaries, as currently conducted or as contemplated to be conducted as of the Closing, in accordance with applicable Laws.

“Sanctions” means those trade, economic and financial sanctions and export controls laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the United States Commerce Department, the U.S. Department of Treasury, and the Department of State), (b) the European Union and its member states, (c) the United Nations Security Council, (d) the United Kingdom and (e) any other similar trade, economic and financial sanctions administered by a Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any actual, alleged or reasonably suspected data breach, ransomware or other security incident or Event that results in, has resulted in, or is reasonably suspected to have resulted in the corruption or loss, or accidental, unauthorized or unlawful destruction, alteration or disclosure of, or access to or use of, any Personal Data or other Business Data or any Company Systems.

“Software” means all software, data, and databases, together with object code, source code, firmware, and embedded versions thereof, and documentation related thereto, together with intellectual property, industrial property and proprietary rights in and to any of the foregoing.

“Songwe Hill Project” means the project undertaken by the Companies and their Subsidiaries to explore and potentially develop rare earth elements from materials extracted from the Songwe Hill in Malawi.

“SPAC Acquisition Proposal” means any, direct or indirect, acquisition, merger, domestication, reorganization, Business Combination or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise).

“SPAC Charter” means the Fifth Amended and Restated Memorandum and Articles of Association of SPAC, adopted by special resolution dated May 9, 2025, as amended and in effect as of the date hereof.

“SPAC Ordinary Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and Liabilities, results of operations or financial condition of SPAC or (ii) would prevent SPAC from consummating the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking, as respectively applicable, of any action (1) expressly required to be taken or refrained from being taken, as respectively applicable, under this Agreement or the Transaction Documents so as not to constitute a breach of this Agreement or any Transaction Document, (2) which the Companies have requested in writing, or (3) to which the Companies have consented in writing, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any Events that are cured by SPAC prior to the Closing, (g) the announcement or consummation of this Agreement or the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on SPAC’s relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person, (h) the number of SPAC Shareholders who exercise, or who have exercised, their SPAC Shareholder Redemption Right or the failure to obtain SPAC Shareholders’ Approval, (i) any Events generally applicable to publicly traded special purpose acquisition companies, or (j) any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or SPAC Warrants (provided that the underlying causes of such changes referred to in this clause (j) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition); provided, however, that in the case of each of clauses (b), (d), (e) and (i), any such Event to the extent it disproportionately affects SPAC relative to other publicly traded special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to have, a SPAC Material Adverse Effect. Notwithstanding the foregoing, with respect to SPAC, the number of SPAC Shareholders who exercise their SPAC Shareholder Redemption Right or the failure to obtain SPAC Shareholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Preference Shares” means preference shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter.

“SPAC Private Placement Warrants” means, collectively, the SPAC Warrants issued to the Sponsor and certain SPAC Shareholders at a price of $1.50 per warrant in a private placement.

“SPAC Public Warrants” means, collectively, the outstanding and unexercised warrants, other than SPAC Private Placement Warrants, issued by SPAC to acquire SPAC Class A Ordinary Shares.

“SPAC Redeeming Share” means the SPAC Class A Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right.

“SPAC Related Party” means (a) the Sponsor and (b) any director, officer or Affiliate of SPAC or the Sponsor.

“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants.

“SPAC Shares” means, collectively, the SPAC Ordinary Shares and SPAC Preference Shares.

“SPAC Shareholder” means any holder of any SPAC Shares.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Redeeming Shares.

“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder as set forth in the SPAC Charter, including in connection with the SPAC Shareholder Transaction Proposals and/or any extension of the date by which the SPAC must consummate a Business Combination.

“SPAC Shareholders’ Approval” means the vote of SPAC Shareholders required to approve the SPAC Shareholder Transaction Proposals, as determined in accordance with applicable Laws and the SPAC Charter.

“SPAC Shareholder Transaction Proposals” means the adoption and approval by the SPAC Shareholders of each proposal reasonably agreed to by SPAC and the Companies as necessary or appropriate in connection with the consummation of the Transactions, including (unless otherwise agreed upon in writing by SPAC and the Companies): (i) the approval and the adoption of this Agreement, the Plan of Merger and the Transactions; (ii) the amendment and restatement of SPAC’s Charter to the Surviving Company A&R Organizational Documents; (iii) the alteration of the SPAC’s authorized share capital; (iv) on an advisory basis only, the material differences between SPAC’s Charter and the PubCo A&R Charter; (v) on an advisory basis only, the approval and adoption of each of the PubCo Incentive Plan(s); (vi) any other proposals the parties hereto agree are necessary or desirable to consummate the Transactions; (vii) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing or in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right; and (viii) the adoption and approval of each other proposal that Nasdaq or the SEC (or staff members thereof) indicates (x) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (y) are required to be approved by the SPAC Shareholders in order for the Closing to be consummated.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by or on behalf of SPAC, Sponsor or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of a Business Combination (including the Transactions) or otherwise in connection with SPAC’s operations, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) any fees and expenses in connection with the solicitation, printing, mailing and distribution of the Proxy/Registration Statement and any amendments and supplements thereto, (c) any application fees payable to Nasdaq or related to any minimum Nasdaq shareholder requirements, (d) all fees and expenses incurred by SPAC in connection with calling, organizing and hosting any meetings of the SPAC Shareholders for purposes of voting on the SPAC Shareholder Transaction Proposals, (e) all filing fees payable by SPAC to the Registrar of Companies of the Cayman Islands, (f) all fees and expenses incurred in connection with maintaining and administering the Trust Account, and (g) all and any premiums (including insurance premium tax, if any), fees, disbursements or expenses incurred in connection with the Surviving Company’s D&O Tail, in each case, incurred in connection with the Transactions and including any VAT thereon, and (h) the SPAC Working Capital Loans, including, in each case, any VAT thereon and in accordance with the Expense Allocation Schedule; provided, that SPAC Transaction Expenses shall exclude non-VAT Taxes payable by SPAC.

“SPAC Transaction Expenses Cap” means $5,000,000.

“SPAC Transaction Expenses Cap Excess” means the dollar amount by which the SPAC Transaction Expenses, as at the Closing, exceed the SPAC Transaction Expenses Cap; provided, however, that, to the extent any portion of the SPAC Transaction Expenses is paid or settled in the form of PubCo Ordinary Shares (rather than cash), such equity-settled portion shall not be counted toward the SPAC Transaction Expenses Cap for purposes of calculating the SPAC Transaction Expenses Cap Excess. For the avoidance of doubt, if the SPAC Transaction Expenses are equal to or less than the SPAC Transaction Expenses Cap, then the SPAC Transaction Expenses Cap Excess shall be deemed to be $0.

“SPAC Unit” means the units issued by SPAC in the IPO and the exercise of the underwriters’ overallotment option each consisting of one SPAC Class A Ordinary Share and one-third of a SPAC Warrant.

“SPAC Warrant” means a SPAC Public Warrant or a SPAC Private Placement Warrant, as applicable.

“SPAC Warrant Agreement” means the Warrant Agreement, dated as of February 8, 2021, by and between SPAC and Transfer Agent, as warrant agent.

“SPAC Working Capital Loan” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, any of SPAC’s officers or directors or other Person, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination.

“Sponsor” means CIIG Management III LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively.

“Tax” or “Taxes” means

a) all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, abandoned and unclaimed property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes or other tax or like assessment or charge, and including any interest, penalty, or addition thereto;

b) any liability for any amounts of the type described in clauses (a), (c), and (d) of a predecessor entity, as a transferee or arising by operation of Law;

c) any liability for the payment of any amounts of the type described in clauses (a), (b), or (d) as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement); and

d) any liability for the payment of any amounts of the type described in clauses (a), (b), or (c) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement to make any payment determined by reference to the Tax liability of a third party.

“Tax Returns” means all returns, declarations, disclosures, computations, notices, statements, claims (including claims for refunds), reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes.

“Trade Secrets” means all trade secrets and other confidential or proprietary information, know-how and other inventions, processes, models, methodologies and all other information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use.

“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, domain names, social media handles, toll-free numbers, and other indicia of origin or quality, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing.

“Transaction Documents” means, collectively, (a) this Agreement, (b) the Permitted Financing Agreements, (c) the Sponsor Support Agreement, (d) the Shareholder Support Agreement, (e) the Registration Rights and Lock-Up Agreement, (f) the Assignment and Assumption Agreement, (g)  the Plan of Merger, and (h)any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transactions” means, collectively, the Merger, the Reorganization and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Transfer Agent” means Continental Stock Transfer and Trust Company or Computershare Trust Company, N.A. (or any of their respective Affiliates), or any other transfer agent mutually agreed to in writing by SPAC and the Companies.

“Transfer Taxes” means any transfer, documentary, sales, use, value added, stamp, recording, escrow, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“TSXV” means the TSX Venture Exchange.

“Union” means any union, works council, labor organization or other employee representative body.

“U.S.” means the United States of America.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$”, “dollar”, or “cents” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under IFRS (with respect to the Companies) and GAAP (with respect to SPAC).

(f) Unless the context of this Agreement otherwise requires, references to SPAC and Merger Sub with respect to periods following the Effective Time shall be construed to mean the Surviving Company.

(g) The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all amendments and other modifications thereto.

(i) Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(j) With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

Section 1.3 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding securities of the Companies or SPAC Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, issue of bonus shares, division, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by SPAC with respect to its SPAC Ordinary Shares or rights to acquire SPAC Ordinary Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of securities of the Companies or SPAC Ordinary Shares, as applicable, will be appropriately adjusted to provide to the holders of PubCo Ordinary Shares, the holders of Lancaster BVI securities or the holders of SPAC Ordinary Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.3 shall not be construed to permit the Companies or SPAC to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article II
MERGER; CLOSING

Section 2.1 Pre-Closing Reorganization and Closing Reorganization. Prior to the Effective Time, the Companies shall effect the Pre-Closing Reorganization and the Closing Reorganization in accordance with the description set forth in Section 2.1 of the Company Disclosure Letter.

Section 2.2 Closing; Effective Time.

(a) Closing. Within three (3) Business Days of the first date on which all conditions set forth in Article IX that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by SPAC and the Companies in writing, the closing of the Merger (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.9 (the day on which the Closing occurs, the “Closing Date”).

(b) Effective Time. On the Closing Date, upon the terms and subject to the conditions of this Agreement, immediately following the Closing Reorganization, SPAC shall file with the Registrar of Companies of the Cayman Islands a plan of merger, in form and substance reasonably satisfactory to SPAC and the Companies (the “Plan of Merger”), and together with all necessary ancillary documents, in accordance with the Cayman Act. The Merger shall become effective upon the registration of such Plan of Merger or at such later time permitted by the Cayman Act as may be agreed by the Companies and SPAC and specified in the Plan of Merger (the “Effective Time”).

Section 2.3 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC as the surviving company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by SPAC of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement and the other Transaction Documents to which SPAC or Merger Sub is a party, and SPAC shall thereafter exist as a wholly owned Subsidiary of PubCo and the separate corporate existence of Merger Sub shall cease to exist.

Section 2.4 Organizational Documents. At the Effective Time, the parties shall cause the SPAC Charter, as in effect immediately prior to the Effective Time, to be amended and restated in form and substance reasonably satisfactory to SPAC and the Companies, and, as so amended and restated, shall be the Memorandum and Articles of Association of the Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Act (the “Surviving Company A&R Organizational Documents”). Following the Share Split in accordance with Section 2.7 of this Agreement and prior to the Effective Time, Lancaster BVI shall adopt amended and restated memorandum and articles of association of Lancaster BVI (by which the Lancaster BVI A&R Charter are amended and restated) in form and substance reasonably acceptable to the SPAC and approved by shareholders of Lancaster BVI in accordance with the requirements of the Lancaster BVI A&R Charter (such amended and restated memorandum and articles of association, the “PubCo A&R Charter” ) and cause the PubCo A&R Charter to be registered by the BVI Registrar.

Section 2.5 Directors and Officers.

(a) Directors and Officers of PubCo. In connection with the Pre-Closing Reorganization, the existing directors and officers of Lancaster BVI (except for any directors or officers who are designated in accordance with Section 8.8 of this Agreement and are a director or officer, as applicable, of Lancaster BVI immediately prior to the Effective Time) shall cease to hold office, and the board of directors and the officers of PubCo shall consist of such directors and officers nominated and appointed in accordance with Section 8.8 of this Agreement, each to hold office in accordance with the PubCo A&R Charter until they are removed or resign in accordance with the PubCo A&R Charter or until their respective successors are duly elected or appointed and qualified.

(b) Directors and Officers of the Surviving Company. With effect from the Effective Time, each of the directors and officers of SPAC immediately prior to the Effective Time shall resign and cease to hold office, and the parties shall cause those individuals determined by the Companies (and specified in the Plan of Merger) to be the initial board of directors and officers of the Surviving Company, each to hold office in accordance with the Surviving Company A&R Organizational Documents until they are removed or resign in accordance with the Surviving Company A&R Organizational Documents or until their respective successors are duly elected or appointed and qualified.

Section 2.6 Effect of the Merger on Issued Securities of SPAC and Merger Sub. By virtue of and as part of the agreed consideration for the Merger and without any further action (except as set out in this Section 2.6) on the part of any party hereto or the holders of securities of SPAC or Merger Sub:

(a) SPAC Class B Conversion. Immediately prior to the Effective Time, the SPAC Class B Conversion shall occur and each SPAC Class B Ordinary Share shall no longer be outstanding and shall automatically be canceled, and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares.

(b) SPAC Units. Immediately prior to the Effective Time, each SPAC Unit issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-third of a SPAC Public Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants. The underlying SPAC Securities held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.6(b).

(c) SPAC Ordinary Shares. At the Effective Time, immediately following the SPAC Class B Conversion and the separation of each SPAC Unit in accordance with Section 2.6(b), each SPAC Ordinary Share (which, for the avoidance of doubt, shall include the SPAC Ordinary Shares held as a result of the SPAC Class B Conversion and the Unit Separation) issued and outstanding immediately prior to the Effective Time (other than any SPAC Treasury Shares, any SPAC Redeeming Shares and any SPAC Dissenting Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive one (1) PubCo Ordinary Share. As of the Effective Time, each SPAC Shareholder shall cease to have any other rights in and to such SPAC Ordinary Shares, except as expressly provided herein.

(d) SPAC Warrants. At the Effective Time, each SPAC Warrant that is outstanding immediately prior to the Effective Time shall, pursuant to the Assignment and Assumption Agreement, cease to represent a right to acquire the number of SPAC Ordinary Shares set forth in such Assignment and Assumption Agreement and shall be converted in accordance with the terms of such Assignment and Assumption Agreement, at the Effective Time, into a right to acquire the same number of PubCo Ordinary Shares (a “PubCo Warrant” and collectively, the “PubCo Warrants”) on substantially the same terms as were in effect immediately prior to the Effective Time under the terms of the Assignment and Assumption Agreement.

(e) SPAC Treasury Shares. Notwithstanding Section 2.6(c) above or any other provision of this Agreement to the contrary, if there are any SPAC Ordinary Shares that are owned by SPAC as treasury shares or any SPAC Ordinary Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the Effective Time (the “SPAC Treasury Shares”), such SPAC Treasury Shares shall automatically be cancelled and shall cease to exist at the Effective Time without any conversion thereof or payment or other consideration therefor.

(f) SPAC Redeeming Share. Each SPAC Redeeming Share issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist at the Effective Time and shall thereafter represent only the right to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Charter.

(g) Merger Sub Shares. At the Effective Time, the sole share of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company, which ordinary share shall constitute the only issued and outstanding share in the capital of the Surviving Company.

(h) SPAC Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, SPAC Ordinary Shares issued and outstanding immediately prior to the Effective Time and held by a SPAC Shareholder who is entitled to demand and has properly exercised dissenter rights in respect of such shares in accordance with Section 238 of the Cayman Act (such SPAC Ordinary Shares being referred to collectively as the “SPAC Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s dissenter rights under the Cayman Act with respect to such shares) shall not be converted into a right to receive the consideration described in Section 2.6(c) above, but instead shall be entitled to only such rights as are granted by Section 238 of the Cayman Act; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to dissent pursuant to Section 238 of the Cayman Act, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Act, such SPAC Ordinary Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the consideration described in Section 2.6(c) above without interest thereon. During the Interim Period, SPAC shall provide the Companies written notice as promptly as practicable following receipt of any written objections to the Merger, notices of election to dissent, demands received by SPAC for appraisal of SPAC Ordinary Shares, any waiver or withdrawal of any such objections, notices or demands, and any other demand, notice, or instrument delivered to SPAC prior to the Effective Time that relates to the foregoing. Except with the prior written consent of Lancaster BVI (which consent shall not be unreasonably conditioned, withheld, or delayed), SPAC shall not make any payment with respect to, or settle, or offer to settle, any such demands during the Interim Period.

Section 2.7 Effect of the Merger on Issued Securities of the Company. Following the Pre-Closing Reorganization, the adoption of the Lancaster BVI A&R Charter and immediately prior to the adoption of the Pubco A&R Charter, as part of the agreed consideration for the Merger and without any further action (except as set out in this Section 2.7) on the part of any party hereto or the holders of securities of the Company or any Group Company, Lancaster BVI shall in accordance with the Lancaster BVI A&R Charter and section 40A of the BVI Companies Act divide its shares so that each Company Share that is issued and outstanding immediately prior to the adoption of the Pubco A&R Charter shall be divided into such larger number of Company Shares of the same class of shares as results by multiplying the Company Share by the Exchange Ratio provided always that in respect of any fraction of a Company Share (or fractions of Company Shares) resulting from the foregoing (each such fraction of a Company Share being herein referred to as a “Share Split Fractional Share”), each such Share Split Fractional Share shall automatically be acquired by Lancaster BVI from the member of Lancaster BVI who would otherwise be the holder thereof for no consideration and without any requirement for the consent of such member of Lancaster BVI (the “Share Split”), without interest, (the additional Company Shares resulting from the Share Split, collectively, the “Company Shareholder Closing Consideration”).

Section 2.8 No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Company Share or PubCo Ordinary Share will be issued by virtue of the Merger.

Section 2.9 Closing Deliverables.

(a) No sooner than seven (7) or later than five (5) Business Days prior to the Closing Date, the Companies shall deliver to SPAC (i) a written report setting forth a list of Company Transaction Expenses, in the form of and consistent with the inputs set forth in the Expense Allocation Schedule, (ii) to the extent such Company Transaction Expenses are expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date, written invoices and wire transfer instructions for the payment thereof, and (iii) a written statement (the “Closing Statement”) prepared in accordance with IFRS and the definitions set forth in this Agreement, and based on the most recent ascertainable financial information of the Group Companies, the Companies’ good faith estimates of the (x) Company Closing Cash, (y) Company Closing Indebtedness, and (z) the resulting Equity Value. SPAC shall be entitled to review and make reasonable comments and revisions to the Closing Statement. The Closing Statement (A) shall be subject to the reasonable review and comment of SPAC (provided that the Companies will reasonably cooperate with SPAC in the review of the Closing Statement, including providing SPAC and its Representatives with reasonable access to the relevant books, records and employees of the Group Companies in order for SPAC to review the Closing Statement, and will in good faith consider any such comments from SPAC), and (B) following any revisions based on the Companies’ good faith consideration of any comments from SPAC, shall be binding for all purposes under this Agreement, including for purposes of determining the Equity Value.

(b) No sooner than seven (7) or later than five (5) Business Days prior to the Closing Date, SPAC shall deliver to the Companies (i) a written report setting forth a list of SPAC Transaction Expenses, in the form of and consistent with the inputs set forth in the Expense Allocation Schedule, that have been incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date, (ii) written invoices and wire transfer instructions for the payment thereof and (iii) its good faith estimate of the aggregate amount of the Permitted Financing Proceeds.

(c) At the Closing:

(i) the Companies shall deliver or cause to be delivered to SPAC:

(1) evidence of the appointment of the SPAC Director as a director on the board of directors of PubCo, effective as of the Effective Time including a copy of the updated register of directors of Pubco reflecting such appointment;

(2) evidence of the Merger Sub Shareholder's Approval, the Plan of Merger and all ancillary documents required to be filed in accordance with the Cayman Act, duly executed by Merger Sub;

(3) the Assignment and Assumption Agreement, duly executed by PubCo; and

(4) the Registration Rights and Lock-Up Agreement duly executed by PubCo and the Selling Shareholder;

(5) evidence of the approval of the shareholders of Lancaster BVI to those matters forming part of the Pre-Closing Reorganization as require the approval of the shareholders of Lancaster BVI;

(6) a copy of the Lancaster BVI A&R Charter as registered by the BVI Registrar;

(7) a copy of the updated register of members of Lancaster BVI reflecting all transactions in shares of Lancaster BVI immediately prior to the Effective Time (including reflecting the occurrence of the Lancaster BVI Share Conversion and the Share Split);

(8) a copy of the updated register of members of MKA BVI reflecting all transactions in shares of MKA BVI immediately prior to the Effective Time (including reflecting Mkango ServiceCo as the sole member of MKA BVI);

(9) evidence of the approval of the shareholders of Lancaster BVI to the adoption of the PubCo A&R Charter; and

(10) a copy of the PubCo A&R Charter as registered by the BVI Registrar;

(ii) SPAC shall deliver or cause to be delivered to the Companies:

(1) evidence of the SPAC Shareholders' Approval, the Plan of Merger and all ancillary documents required to be filed in accordance with the Cayman Act, duly executed by SPAC;

(2) the Assignment and Assumption Agreement duly executed by SPAC and Transfer Agent;

(3) the Registration Rights and Lock-Up Agreement duly executed by the Sponsor and the other parties thereto (other than PubCo and the Selling Shareholder); and

(4) duly executed resignation letters from each of the outgoing directors and officers of the SPAC pursuant to Section 2.5(b).

(iii) The Surviving Company shall:

(1) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered;

(2) pay, or cause the Trustee to pay at the direction and on behalf of the Surviving Company, by wire transfer of immediately available funds from Available Gross SPAC Cash in the following order of priority: (A) first, as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, (B) then, an amount equal to $5,000,000 to a bank account designated by the Surviving Company for its immediate use, subject to this Agreement and the Trust Agreement, (C) then, all accrued and unpaid SPAC Transaction Expenses and Company Transaction Expenses, in the sequence set forth in the Expense Allocation Schedule, and (D) immediately thereafter, any and all remaining amounts then available from Available Gross SPAC Cash (if any) to a bank account designated by the Surviving Company for its immediate use, subject to this Agreement and the Trust Agreement; and

(3) thereafter, terminate the Trust Account, except as otherwise provided in the Trust Agreement.

Section 2.10 Further Assurances. If, at any time after the Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, PubCo or the Surviving Company (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Section 2.11 Withholding. Each of the parties hereto shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law. Other than in respect of amounts treated as compensation for applicable Tax purposes, the Companies, PubCo, SPAC or Merger Sub (or their respective Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least five (5) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The parties hereto shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Companies, PubCo, SPAC or Merger Sub (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Article III
REPRESENTATIONS AND WARRANTIES OF THE CompanIES

Except as set forth in the disclosure letter delivered to SPAC by the Companies on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Companies severally, but not jointly, represent and warrant to SPAC as of the date of this Agreement as follows; provided, that other than with respect to the Specified Company Representations, for purposes of this Article III “Company” shall mean any Company and its Subsidiaries, and “Companies” shall mean the Companies and their respective Subsidiaries:

Section 3.1 Organization, Good Standing, Corporate Power and Qualification. Each Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets, and to conduct its business as presently conducted and contemplated to be conducted. Each Company is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Companies taken as a whole. Prior to the execution of this Agreement, true and accurate copies of the Organizational Documents of each Company, each as in effect as of the date of this Agreement, have been Made Available by or on behalf of the Companies to SPAC, such Organizational Documents are in full force and effect, and no Company is in default of any term or provision of such Organizational Documents in any material respect. No Company is insolvent, bankrupt or unable to pay its debts as and when they fall due.

Section 3.2 Subsidiaries. A complete list, as of the date of this Agreement, of each Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities, as applicable, is set forth on Section 3.2(i) of the Company Disclosure Letter. Except as set forth on Section 3.2(ii) of the Company Disclosure Letter, the Companies do not own, directly or indirectly, any equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, company, partnership, joint venture or business association or other entity and has not agreed to, nor is bound by, any Contract under which it may become obligated to make any future investment in or capital contribution to any other entity. Each Company has been duly organized or incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Except as set forth on Section 3.2(iii) of the Company Disclosure Letter, no Company is insolvent, bankrupt or unable to pay its debts as and when they fall due. Each Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Company’s jurisdiction of formation) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing in all respects (to the extent such concept is applicable in the Company’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Companies taken as a whole.

Section 3.3 Capitalization of the Company.

(a) Section 3.3(a) of the Company Disclosure Letter sets forth the Company Shares and the authorized and issued share capital of each of the other Companies as of the date of this Agreement, all of which is owned, directly or indirectly, by the Selling Shareholder. There are no other Equity Securities of any Company issued or outstanding as of the date of this Agreement. As of the date of this Agreement, all of the issued and outstanding Company Shares and other Equity Securities of the Companies: (A) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (B) have been offered, sold and issued in compliance with applicable Laws and all requirements set forth in (1) the Organizational Documents of each applicable Company and (2) any other applicable Contracts governing the issuance or allotment of such Company Shares and other Equity Securities of the Companies to which any Company is a party or otherwise bound; and (C) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the Organizational Documents of any Company or any other Company Material Contract.

(b) Except as contemplated by this Agreement or the other Transaction Documents, the Companies are not party to any contracts or commitments by which any Company is or may be bound to issue, nor does any Company have any outstanding or authorized subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for or measured by reference to any Equity Securities of any Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or the issuance or sale by any Company of other Equity Securities of such Company, or for the repurchase or redemption by any Company of shares or other Equity Securities of such Company or the value of which is determined by reference to shares or other Equity Securities of such Company, including any equity appreciation rights, participations, phantom equity or similar rights, and there are no voting trusts, proxies or agreements of any kind which may obligate Selling Shareholder or any Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares or other Equity Securities of any Company.

Section 3.4 Capitalization of Subsidiaries. Except as set forth on Section 3.4 of the Company Disclosure Letter, the Selling Shareholder or a Company, respectively, directly own of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances.

Section 3.5 Authorization.

(a) The Companies have all corporate power and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which each is or will be a party, and (ii) consummate the Transactions and perform all of their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is or will be a party and the consummation of the Transactions have been duly and validly authorized and approved by the directors of each Company, and no company or corporate proceeding on the part of any Company is necessary to authorize this Agreement and the other Transaction Documents to which such Company is a party and to consummate the Transactions. This Agreement has been, and on or prior to the Closing, the other Transaction Documents to which the Companies are a party will be, duly and validly executed and delivered by the Companies and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which a Company is a party will constitute, a legal, valid and binding obligation of such Company, enforceable against each in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (B) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(b) The approval and authorization of the Transactions by the Selling Shareholder (the “Selling Shareholder’s Approval”) is the only vote and approval of any holder of Company Shares and other Equity Securities of the Companies necessary in connection with execution by the Companies of this Agreement and the other Transaction Documents to which the Companies are parties and the consummation of the Transactions. Prior to the Effective Time, the Companies shall have received the Selling Shareholder’s Approval in respect of or in connection with the Transactions.

(c) On or prior to the date of this Agreement, the directors of each Company have duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which such Company is a party and the Transactions, including the Reorganization and Share Split, are advisable and in the best interests of such Company and its shareholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by such Company of this Agreement and the other Transaction Documents to which such Company is a party and the Transactions.

Section 3.6 Consents; No Conflicts. Except (a) as otherwise set forth in Section 3.6 of the Company Disclosure Letter, (b) for any registrations or filings with the SEC, OTC, Canadian Securities Authority, AIM, or TSXV or pursuant to applicable state blue sky or other securities laws filings with respect to the Transactions, (c) for such other filings, notifications, notices, submissions, applications or consents the failure of which to be obtained or made would not, individually or in the aggregate, have, or reasonably be expected to have, an adverse effect on the ability of any Company to enter into and timely perform its obligations under this Agreement in any material respect, and (d) assuming the representations and warranties in Article IV are true and correct, (y) the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is or will be a party by any Company does not, and the consummation by each Company of the Transactions will not, require any filings by any Company under applicable Antitrust Laws or the obtainment by any Company of any required pre-Closing approvals or clearances under any other applicable Laws, (z) all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of the Company, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which they are or will be parties by each Company does not, and the consummation by such Company of the Transactions will not, and except for the matters referred to in clauses (a) through (d) of the immediately preceding sentence, (i) result in any material violation of, be in conflict with, or constitute a default that would be material to any Company under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Company) or cancellation under, (A) any provision of the Organizational Documents of any Company, each as currently in effect, (B) any Governmental Order, (C) any applicable Laws, (D) any Company Material Contract, or (E) any license, permit or approval from any Governmental Authority or other Person, except in each case of clauses (B) through (E), for such violations, conflicts, breaches, defaults or failures to act that would not be material to the Companies taken as a whole, or (ii) result in the creation of any Encumbrance upon any of the properties, rights or assets of any Company other than any restrictions under federal or state securities Laws, this Agreement, the Organizational Documents of each Company and Permitted Encumbrances.

Section 3.7 Compliance with Laws; Consents; Permits.

(a) Since the General Lookback Date, (i) the Companies have been, and are, in material compliance with all applicable Laws; (ii) no Company is or has been subject to any actual, pending or threatened in writing Action with respect to a violation of any applicable Laws; (iii) no Company has received any written notice of any violations of applicable Law; and (iv) no Company is or has been subject to any investigation by any Governmental Authority with respect to any violation of any applicable Laws.

(b) Since the General Lookback Date, no Company has received any letter or other written communication from, and to the Knowledge of the Company, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to the Companies or any of their Subsidiaries or (ii) the need for compliance or remedial actions in respect of the activities carried out by any Company.

(c) No Company is engaged in any proceedings, demands, inquiries, or hearings or investigations, before any court, statutory or governmental body, department, board or agency relating to applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, and no such proceeding, demand, inquiry, investigation or hearing has been threatened in writing.

(d) No Company nor any of their respective directors, officers or employees, nor to the Knowledge of the Company, agents or any other Persons acting for or on behalf of any Company, has at any time since the Extended Lookback Date: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) Laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, including the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other local or foreign anti-corruption or anti-bribery Law applicable to the Companies or their Subsidiaries (collectively, “Anti-Corruption Laws”); (ii) been in violation of any Anti-Corruption Laws, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting any Company, any agent, or any other Person acting for or on behalf of any Company, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Laws.

(e) No Company nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any of their respective agents or any other Person acting for or on behalf of any Company or any of their Subsidiaries, has, at any time since the Extended Lookback Date, been found by a Governmental Authority to have violated any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(f) No Company, nor any of their respective directors, officers or employees, nor to the Knowledge of the Company, any of their respective agents, or any other Person acting for or on behalf of any Company, is a Prohibited Person, and no Prohibited Person has, at any time since the Extended Lookback Date, been given an offer to become an employee, officer, consultant or director of any Company. Since the Extended Lookback Date, no Company nor any of their Subsidiaries has at any time conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction, with a Prohibited Person or taken any other action that would violate Sanctions.

(g) To the Knowledge of the Company, no monies injected into any Company have been derived from unlawful activities or otherwise in violation of Anti-Money Laundering Laws.

(h) To the Knowledge of the Company, (i) as of the date hereof, there are no Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any violations of Anti-Corruption Laws, sanctions Laws or export controls Laws by any Company, or any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives, in each case to the extent acting for and on behalf of the Companies, and (ii) since the Extended Lookback Date, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.

(i) Each of the Companies has all material approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted or as contemplated to be conducted as of the Closing (the “Material Permits”), and such Material Permits are fully effective and have been complied with in all material respects. To the Knowledge of the Company, there are no circumstances that will, or will reasonably be expected to, result in any Material Permit being suspended, cancelled, revoked or not renewed.

(j) Each of the Bankable Feasibility Study and the Technical Report Summary is, or will be prior to the Closing Date, true and correct in all material respects and in compliance with Regulation S-K of the Exchange Act.

(k) (i) Each of the licenses, permits and approvals granted by any Governmental Authority with respect to the Projects and (ii) the Mining Development Agreement are, or will be prior to the Closing Date, in full force and effect and, since the General Lookback Date, no event has occurred that with notice or lapse of time, or both, would constitute a material default, breach, or violation of any such license, permit or approval, or the Mining Development Agreement, or, to the Knowledge of the Company, would entitle any third party to prematurely terminate such license, permit or approval or the Mining Development Agreement.

(l) None of the Companies are an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 3.8 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to each Company have been filed within the requisite period (taking into account any valid extensions) under applicable law and such Tax Returns are accurate and complete in all material respects. All income and other material Taxes due and payable by any Company have been paid within applicable time limits. No penalties or other Taxes are payable by any Company in respect of the late filing, or failure to file, of any Tax Returns. Each Company has withheld or collected and paid over to the appropriate Governmental Authority all material Taxes that it is required to withhold or collect, including withholding from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.

(b) No deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of a Company have been asserted in writing by any Governmental Authority. There is no written notice of any action, audit, enquiry, claims, investigations, assessment, or other proceeding, in each case that is currently pending or otherwise in progress or has been threatened in writing, or to the Knowledge of the Company is likely to arise, with respect to any Tax Returns or any Taxes of a Company by any Governmental Authority. No dispute or assessment relating to any Tax Returns or any Taxes of a Company with any Governmental Authority is currently outstanding, and no Company has been involved in such a dispute.

(c) No claim that is currently outstanding has been made in writing by a Tax authority in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.

(d) There are no liens for Taxes (other than Permitted Encumbrances) upon the assets of or equity interests in any Company.

(e) No Company has been a member of an affiliated, consolidated or similar Tax group or otherwise has any Liability for the Taxes of any Person (other than a Company) under applicable Laws, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(f) No Company has been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. law.

(g) No Company (i) has taken, or agreed to take, any action (nor permitted any action to be taken), (ii) intends to or plans to take any action, and (iii) is aware of any fact or circumstance, in each case, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(h) No Company is a party to or bound by any Tax allocation, Tax indemnity or Tax sharing agreement (other than pursuant to customary commercial Contracts the primary purpose of which is not related to the sharing of Taxes).

(i) No Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.

(j) There are no outstanding requests by a Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(k) Each Group Company is treated as a corporation for U.S. federal income tax purposes and no Group Company has made an entity classification election under Treasury Regulations Section 301.7701-3.

(l) No Company has any plan or intention to engage in any transaction or make any election that would result in a liquidation of the Surviving Company for U.S. federal income tax purposes.

(m) No Company is treated for any Tax purpose as a resident in a country other than the country of its incorporation, formation or place of management. No Company has a permanent establishment for Tax purposes in any jurisdiction other than that in which it is resident for Tax purposes.

(n) None of the Companies have entered into any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is there any written request by a Company outstanding for any such ruling, memorandum or agreement.

(o) Each Company has complied in all material respects with all applicable requirements concerning value added or similar Tax.

(p) None of the Companies organized or incorporated in a jurisdiction outside of the United States (i) is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (iii) is treated as a U.S. corporation under Section 7874(b) of the Code.

(q) No Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) instalment sale or open transaction disposition made by the Company prior to the Closing, (ii) change in any method of accounting of the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required by applicable Law to be made prior to the Closing, (iii) any “closing agreement” under any federal, state or local Tax law executed by the Company prior to the Closing, or (iv) any prepaid amount received prior to the Closing outside the ordinary course of business.

(r) All transactions between a Group Company and any person who is or who has been connected or otherwise associated with the Group Company for any Tax purposes have been and are on arm's length terms. Each Group Company has prepared and maintains such documents and records as are required to demonstrate that it has complied with its obligations in respect of transfer pricing.

(s) No Company has entered into or been a party to any scheme or arrangement designed partly or wholly for the purpose of it, or any other person, avoiding Taxation.

(t) To the Knowledge of the Company, no director, officer, employee, adviser, agent or representative of a Group Company has criminally and/or fraudulently evaded Tax imposed in any jurisdiction or engaged in any activity, practice or conduct constituting a tax evasion facilitation offence or a foreign tax evasion facilitation offence in any jurisdiction.

(u) The Companies use the accrual method of accounting for Tax purposes. Since the date of the Company Unaudited Financial Statements, no Company has made, revoked, or changed any election in respect of Taxes or adopted or changed any accounting method in respect of Taxes.

(v) No Company owns any interest in an entity, or is it a party to any contractual arrangement or joint venture or other arrangement, that is or could be characterized as a partnership for Tax purposes.

(w) The Companies have provided to SPAC all documentation relating to, and the Companies are in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, or other Tax reduction agreement or order of a territorial or government. The consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(x) No Company holds nor has ever held, directly or indirectly, any interest in a controlled foreign company for the purposes of Part 9A of the Taxation (International and Other Provisions) Act 2010, and no chargeable profits of any controlled foreign company have been required to be, are required to be, or will be required to be, apportioned to any Company pursuant to Part 9A of the Taxation (International and Other Provisions) Act 2010.

(y) No Company will recognize any income or gain for Tax purposes or owe any Taxes (including withholding Taxes) as a result of the Reorganization, the Closing or such other reorganization as may be mutually agreed by the Parties.

Each representation and warranties set forth in this Section 3.8 shall apply to any predecessor or successor of a Group Company.

Section 3.9 Financial Statements.

(a) Attached as Section 3.9(a) of the Company Disclosure Letter are preliminary copies of the unaudited consolidated statement of financial position of the Companies as of December 31, 2024 and December 31, 2023, and the related unaudited consolidated statements of profit and loss, and cash flows, for the fiscal years then ended (the “Company Unaudited Financial Statements”). To the Knowledge of the Company, each of the Company Unaudited Financial Statements (i) were prepared in accordance with the books and records of the Companies; (ii) present, in all material respects, a true and fair view of the financial condition and the results of operations and cash flow of the Companies as of the dates indicated therein and for the periods indicated therein; and (iii)  were prepared in accordance with IFRS applied on a consistent basis throughout the periods involved.

(b) Each Company maintains a system of internal accounting controls which is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the General Lookback Date, the books and records of the Companies have been kept and maintained in accordance with all applicable Laws, except where the failure to do so would not be material to the Companies taken as a whole.

(d) Since the General Lookback Date, to the Knowledge of the Company, none of any Company’s directors or officers has been made aware in writing of (i) any fraud that involves the Companies’ management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Companies, or (ii) any allegation, assertion, internal investigation or claim that any Company has engaged in any material questionable accounting or auditing practices, procedures, methodologies or methods which violate applicable Laws. Since the General Lookback Date, to the Knowledge of the Company, no attorney representing any Company, whether or not employed by the Company, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by such Company to any director or officer of such Company.

Section 3.10 Absence of Changes. Since December 31, 2024, except as set forth in Section 3.10 of the Company Disclosure Letter, and in connection with the Transactions, (a) to the date of this Agreement, the Companies have operated their businesses in the Ordinary Course and collected receivables and paid payables and similar obligations in the Ordinary Course, (b) there has not been any occurrence of any event which would or is likely to have a Company Material Adverse Effect, and (c) no Company (excluding Selling Shareholder) has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of SPAC pursuant to Section 6.1.

Section 3.11 Actions. Except as set forth in Section 3.11 of the Company Disclosure Letter, (a) there is, and since the General Lookback Date there has been, no Action pending or, to the Knowledge of the Company, threatened against or affecting any Company or any of their respective directors, officers or employees (in their capacity as such) and (b) there is no judgment or award unsatisfied against any Company, nor is there any Governmental Order in effect and binding on any Company or its directors, officers or employees (in their capacity as such) or assets or properties, or, to the Knowledge of the Company, threatened against any Company or, to the Knowledge of the Company, their respective directors, officers or employees (in their capacity as such) or assets or properties, except, in each case, as would not, individually or in the aggregate, (i) materially impede the ability of any Company to enter into and perform its obligations contemplated hereby, or (ii) be, or reasonably be expected to be, material to the business of the Companies, taken as a whole. No order has been made, petition presented, resolution passed or meeting convened for the purpose of considering a resolution for the dissolution and liquidation of any Company or the establishment of a liquidation group, no administrator has been appointed for any Company nor steps taken to appoint an administrator, and to the Knowledge of the Company there are no (A) Actions under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, reorganization or similar Laws concerning any Company or (B) circumstances which, under the applicable Laws, would justify any such Actions.

Section 3.12 Liabilities. None of the Companies have any Liabilities, except for material Liabilities (a) set forth in the Company Unaudited Financial Statements that have not been satisfied since December 31, 2024, (b) incurred since December 31, 2024 in the Ordinary Course (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, or violation of Law) and that are not, individually or in the aggregate, material to the Companies, taken as a whole, (c) that are executory obligations under any Contract to which the Companies or any of their Subsidiaries are a party or by which they are bound, (d) arising under this Agreement or other Transaction Documents, or (e) set forth in Section 3.12(i) of the Company Disclosure Letter. Section 3.12(ii) of the Company Disclosure Letter sets forth the Indebtedness of the Companies on a consolidated basis as of the date hereof.

Section 3.13 Company Material Contracts and Commitments.

(a) Section 3.13(a) of the Company Disclosure Letter contains a true and correct list of all Company Material Contracts as of the date of this Agreement, and as of the date of this Agreement no Company is a party to or bound by any Company Material Contract that is not listed in Section 3.13(a) of the Company Disclosure Letter. True and complete copies of each Company Material Contract, including all material amendments, modification, supplements, exhibits and schedules and addenda thereto, have been Made Available to SPAC.

(b) Each Company Material Contract listed on Section 3.13(a) of the Company Disclosure Letter is (A) in full force and effect and (B) represents the legal, valid, and binding obligations of the applicable Company which is a party thereto and represents the legal, valid and binding obligations of the counterparties thereto. No Company or, to the Knowledge of the Company, any other party thereto, is in material breach or material default under any Company Material Contract. The applicable Company has duly performed all of its obligations under each such Company Material Contract as set forth in Section 3.13(a) of the Company Disclosure Letter to which it is a party to the extent that such obligations to perform have accrued. No event has occurred that with notice or lapse of time, or both, would constitute a material default, breach, or violation of such Company Material Contract by any Company or, to the Knowledge of the Company, would entitle any third party to prematurely terminate any Company Material Contract.

(c) None of the Companies has within the last twelve (12) months provided to or received from the counterparty to any Company Material Contract any written notice or written communication to terminate or not renew any Company Material Contract, to renegotiate any material term thereof, or alleging or disputing any breach or default under a Company Material Contract.

(d) Section 3.13(d) of the Company Disclosure Letter sets forth a true and complete list of the Company Major Customers and the Company Major Suppliers.

Section 3.14 Title; Properties.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Letter, no Company (i) owns or (ii) has a leasehold interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property (each Contract evidencing such leasehold interest, a “Company Lease”). The Company Leases together comprise all of the real property leased or licensed by the Companies. Each Company Lease is in compliance with applicable Laws, and all Governmental Orders required under applicable Laws in respect of any Company Lease have been obtained, including with respect to the operation of such property and conduct of business on such property as now conducted or as contemplated to be conducted by the applicable Company which is a party to such Company Lease, except in any such case where the failure to so be in compliance or obtain such Governmental Order would not, individually or in the aggregate, be or reasonably be expected to be material to the businesses of the Companies, taken as a whole.

(b) Each Company Lease is a valid and binding obligation of the applicable Company, enforceable in accordance with its terms against such Company, and to the Knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions. There is no material breach by the relevant Company under any Company Lease. To the Knowledge of the Company, when each Company Lease was granted or entered into, the landlords under such Company Lease were registered owners and all necessary consents were obtained.

(c) To the Knowledge of the Company, no Person or Governmental Authority has challenged, disputed, or threatened to challenge or dispute, a Company’s right to occupy, use or enjoy each Company Leased Real Property as such leased property is currently occupied, used or enjoyed, and no circumstance exists which may give rise to a material challenge or dispute of this type or nature.

(d) No Company has received any written notice alleging a material breach of any covenant, restriction, burden or stipulation from any person or Governmental Authority in relation to the existing use of any Company Leased Real Property, and to the Knowledge of the Company, no circumstance exists which may give rise to a material allegation of this type or nature.

(e) No Company has received any written notice from the relevant lessor or landlord under any Company Lease terminating, purporting to terminate, or advising of an intention to terminate such Company Lease prior to the expiration of its term, and to the Knowledge of the Company, no circumstance exists (whether as a result or as contemplated under the Transactions or otherwise) which may entitle such lessor or landlord to do so.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Letter, each of the Companies has good and valid title to all of the assets owned by it, whether tangible or intangible (excluding any tangible or intangible assets that have been disposed of since December 31, 2024 in the Ordinary Course), and in each case free and clear of all Encumbrances, other than Permitted Encumbrances. All of the aforementioned assets are in the Companies’ possession or under its control, or the Companies are entitled to take possession or control of them.

Section 3.15 Intellectual Property Rights; IT Systems and Data Protection.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true, complete, and accurate list of all Registered IP. The Companies have made all required filings and registrations (and corresponding payments of fees therefor) to Governmental Authorities in connection with patents, registrations, and applications for the Registered IP. Each item of Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. The Companies exclusively own or have the right to use all material Company IP used in the operation of the businesses of the Companies as presently conducted, free and clear of any Encumbrances (other than Permitted Encumbrances) except for such Intellectual Property with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Companies, taken as a whole.

(b) To the Knowledge of the Company, the operation of the businesses of the Companies does not infringe, misappropriate or otherwise violate, and since the General Lookback Date has not infringed, misappropriated or otherwise violated any Intellectual Property of any Person, except for such infringements, misappropriations, and other violations that would not reasonably be expected to be material to the Companies, taken as a whole. No Company has received since the General Lookback Date any written notice that any Company is infringing, misappropriating or otherwise violating an Intellectual Property right of any Person or any request for indemnification or license or threat relating to any of the foregoing. No Action or claim alleging misappropriation, infringement, dilution or violation by any Company of the Intellectual Property of any Person or contesting the validity, ownership, use, registrability or enforceability of any of the Company Owned IP is pending or, to the Knowledge of the Company, threatened against any Company. To the Knowledge of the Company, no Person is violating, infringing, diluting, or misappropriating or, since the General Lookback Date, has violated, infringed, diluted, or misappropriated any Company Owned IP. Neither the Companies nor any of their Subsidiaries has, since the General Lookback Date, given any written notice to any other Person alleging any violation, infringement, dilution or misappropriation of any Company Owned IP, and no Actions related to the same are pending.

(c) All Persons who have contributed, developed or conceived any Company IP have done so pursuant to a valid and enforceable agreement that protects the Trade Secrets of the Companies and their Subsidiaries and grants the applicable Company exclusive ownership (through present assignment to the applicable Company) of the Person’s contribution, development or conception, except as would not, individually or in the aggregate, be material to the Company taken as a whole. No Persons who have contributed, developed or conceived any Company IP have made or threatened in writing (or to the Knowledge of the Company, orally) any claims of ownership with respect to any Company Owned IP. The Companies have taken reasonable steps, consistent with industry practices of companies offering similar services, to protect and maintain the Company IP, including the secrecy, confidentiality and value of any Trade Secrets contained therein. No Company has disclosed any material Trade Secrets to any Person other than pursuant to a written valid and enforceable agreement providing for restrictions on use of, and the nondisclosure of, such Trade Secrets.

(d) The Companies have, since the General Lookback Date, taken reasonable steps consistent with industry practices of similar companies offering similar services designed to safeguard all Trade Secrets and Personal Data, and all Company Systems from unauthorized or illegal access, use, modification, and interruption. The Company Systems are in sufficiently good working condition to effectively perform all information technology operations as necessary for the operation of the business of the Companies as currently conducted or as contemplated to be conducted as of the Closing. Since the General Lookback Date, there has been no material failure or other material substandard performance of any Company Systems, in each case, which has not been remedied in all material respects. The Companies have commercially reasonable back-up and disaster recovery arrangements for the continued operation of their business in the event of a failure of its Company Systems.

(e) The Companies have taken reasonable steps, consistent with industry practices of companies offering similar services, to protect and maintain the Company IP, including the secrecy, confidentiality and value of any Trade Secrets contained therein, and the Company IP and Company Systems are sufficient for conduct of the business of the Companies as presently conducted and as conducted during the twelve months prior to the date of this Agreement, including as to capacity, scalability and ability to process current peak volumes in a timely manner.

(f) Each Company observes and complies with and has, since the General Lookback Date, observed and complied with all and has not breached the Privacy Laws and other Data Security Requirements, except for any failures to do so that would not, individually or in the aggregate, reasonably be expected to be material to the Companies.

(g) None of the Companies has, since the General Lookback Date, received any written notice of any dispute, claim, complaint or demand of any kind from any Person or is or has been, since the General Lookback Date, a party to any Action relating to Processing of Personal Data or compliance with any Data Security Requirements. No Company has experienced any material Security Incident since the General Lookback Date. The Companies have put in place and maintained all necessary and documented procedures, policies, systems, security and other technical and organizational measures reasonably designed to protect Personal Data in accordance with the Privacy Laws except for any failures to do so that would not individually or in the aggregate, reasonably be expected to be material to the Companies taken as a whole.

Section 3.16 Labor and Employment Matters. Except as set forth on Section 3.16 of the Company Disclosure Letter:

(a) (i) Each Company is, and since the General Lookback Date, has been, in compliance in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages and payrolls, working hours and resting hours, overtime, working conditions, employee benefits, recruitment, retrenchment, retirement, pension, minimum employment and retirement age, equal opportunity, discrimination, harassment, retaliation, reasonable accommodation, leaves of absence, paid time off, terms and conditions of employment, worker classification, occupational health and safety, wrongful discharge, layoffs or plant closings, immigration, employees provident fund, social security organization, collective bargaining, trade and labor unions, compulsory employment insurance, work and residence permits, public holiday and leaves, labor disputes, employee health and safety, employee trainings and notices, workers’ compensation, statutory labor or employment reporting and filing obligations, and contracting arrangements; (ii) there is no pending or, to the Knowledge of the Company, threatened material Action relating to the violation of any applicable Laws by any Company related to labor or employment, including any charge or complaint filed by any of its current or former employees, directors, officers, individual consultant or other individual service providers with any Governmental Authority or any Company; (iii) each Company has properly classified for all purposes (including (x) for Tax purposes, (y) for purposes of minimum wage and overtime and (z) for purposes of determining eligibility to participate in any statutory and non-statutory Benefit Plan) all Persons (including independent contractors, consultants, leased employees, other non-employee service providers, and overtime exempt employees) who have performed services for or on behalf of each such entity, and have properly withheld and paid all applicable Taxes and statutory contributions and made all required filings in connection with services provided by such persons to the Companies in accordance with such classifications; and (iv) except as would not result in material Liability for the Companies, each Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance, and termination payments, fees, expense reimbursements and other compensation that have come due and payable to its current and former employees and individual service providers under applicable Laws, Contracts, or internal Company policies.

(b) To the Knowledge of the Company, no employee or individual service provider of the Companies or any of their Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar legal or binding contractual obligation: (i) owed to any Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Company.

(c) Since the General Lookback Date, (i) there have not been (x) any allegations or formal or informal complaints made to or filed with the Companies or any of their Subsidiaries related to sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, or (y) any Actions initiated, filed or, to the Knowledge of the Company, threatened, against the Companies or any of their Subsidiaries related to sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, in each case by or against any current or former director, officer, employee or individual service provider of any Company, and (ii) no Company has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, by or against any current or former director, officer, employee or individual service provider.

(d) (i) No employee of any Company is represented by a Union, (ii) no Company is negotiating, or is a party to or bound by, any collective bargaining agreement or other Contract or bargaining relationship with any Union, (iii) to the Knowledge of the Company, there is and has been since the General Lookback Date no effort made or threatened by or on behalf of any Union to organize any employees of any Company, and (iv) there are and since the General Lookback Date there have been no labor disputes (including any work slowdown, lockout, stoppage, picketing, material labor arbitration, material labor grievance, or strike) pending, or to the Knowledge of the Company, threatened against any Company. No notice, consent, bargaining or consultation obligations with respect to any employee of the any Company or any Union will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Transactions.

(e) Since the General Lookback Date, no Company has implemented any plant closings, furloughs, employee layoffs, or similar collective redundancy process, in each case triggering advance notice requirement (or payment in lieu thereof) under any applicable Law affecting any site of employment or one or more facilities or operating units within any site of employment or facility with respect to any Company.

Section 3.17 Employee Benefits.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Benefit Plan. With respect to each material Benefit Plan, the Companies have provided SPAC with true and complete copies of the governing documents pursuant to which the plan is maintained, funded and administered, if applicable, as well as the most recent summary plan description, if applicable. No Benefit Plan is subject to ERISA or the Code or U.S. Law.

(b) (i) Each of the Benefit Plans has been operated and administered, in all material respects, in accordance with its terms, and is in compliance, in all material respects, with all applicable Laws, and all contributions required to have been made to each such Benefit Plan have been timely made, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would result in any material Liability to any Company under such Benefit Plan (other than for accrued benefits payable to participants thereunder); (ii) there is no pending or, to the Knowledge of the Company, threatened Actions involving any Benefit Plan (except for routine claims for benefits payable in the normal operation of any Benefit Plan) and to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions; (iii) no Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration; (iv) the Companies are in compliance, in all material respects, with all applicable Laws and Contracts relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Laws and Contracts; (v) each of the Benefit Plans that is intended to qualify for special tax treatment under applicable Law satisfies all the requirements, in all material respects, for such treatment; and (vi) to the extent required by applicable Law, each Benefit Plan has assets with a fair market value, together with any accrued contributions and book reserve, that are sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Benefit Plan.

(c) Neither the execution or delivery of any of the Transaction Documents to which any Company is party nor the consummation of the Transactions (either alone or in combination with another event) would reasonably be expected to: (i) result in any payment or benefit becoming due or payable to or result in the forgiveness of any indebtedness of any current or former director, officer, employee, individual independent contractor, individual consultant or other individual service provider of any Company; (ii) increase the amount or value of compensation or benefits payable to any current or former director, officer, employee, individual independent contractor, or other individual service provider of any Company; (iii) result in any acceleration of the time of payment, exercisability, funding or vesting of, or provide any additional rights or benefits with respect to, any compensation or benefits payable to any current or former director, officer, employee, individual independent contractor, or other individual service provider of any Company; (iv) require a contribution by any Company to any Benefit Plan or otherwise; or (v) limit or restrict the ability of PubCo or any Company to merge, amend, or terminate any Benefit Plan.

Section 3.18 Brokers. Except as set forth in Section 3.18 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of the Company or any of their respective Affiliates.

Section 3.19 Proxy/Registration Statement. None of the information about the Companies in the Proxy/Registration Statement or supplied by or on behalf of the Companies in writing specifically for inclusion in the Proxy/Registration Statement, including, for the avoidance of doubt, the Technical Support Summary, will, at the time the Proxy/Registration Statement is declared effective, at the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, or at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.20 Environmental Matters.

(a) Except as set forth in Section 3.20(a) of the Company Disclosure Letter, the Companies are, and, since the General Lookback Date, have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Material Permits required under Environmental Laws to permit the Companies and their Subsidiaries to operate their assets in a manner in which they are now or have been operated and maintained and to conduct the business of the Companies as currently or as contemplated to be conducted as of the Closing, except as would not be material to the Companies taken as a whole.

(b) Since the General Lookback Date, (i) no Company has received any notice, report, Governmental Order or other information regarding any actual or alleged material violation by any Company of, or material Liabilities of the Companies under, Environmental Laws or relating to Hazardous Substances; and (ii) except in compliance with applicable Environmental Laws or as would not be or reasonably be expected to be material to the businesses of the Companies, taken as a whole, no Company has disposed or arranged for the disposal of, handled, manufactured, treated, processed, stored, generated, transported, distributed, sold, marketed, installed, released, or owned or operated any property or facility contaminated by, any Hazardous Substances, and no Hazardous Substances are present on, at, in, or upon any Company Leased Real Property.

(c) There are no Actions pending or, to the Knowledge of the Company, threatened against any Company under Environmental Laws which would or would reasonably be expected to result in a material Liability of any Company, and no Company is subject to any outstanding Governmental Order of any Governmental Authority under Environmental Laws which has resulted or would reasonably be expected to result in a material Liability of the Companies.

(d) Except in connection with real property leases entered into in the Ordinary Course, the Companies have not agreed to defend, indemnify, protect, save, insure and/or hold harmless any other Person from any material claim, damage, fee, Liabilities, Actions, costs and/or expenses, and the Companies have not agreed to assume and have not otherwise become subject to the material Liability of any other Person, arising under any Environmental Law.

(e) The Companies have Made Available to SPAC copies of any material environmental reports, audits and assessments and other material environmental, health or safety documents relating to the Companies or their current or former properties, facilities or operations, in each case that are in its possession or under its reasonable control.

Section 3.21 Insurance. All material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers, and other forms of insurance held by, or for the benefit of, the Companies as of the date hereof (the “Policies”) have been Made Available to SPAC. Except as set forth on Section 3.21 of the Company Disclosure Letter, each of the Companies has Policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Companies conduct business. All of the Policies are in full force and effect, and all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. To the Knowledge of the Company, with respect to the Policies, (a) no material claims have been made thereunder which remain outstanding and unpaid, (b) no circumstances exist that would reasonably be expected to give rise to a material claim thereunder, and (c) there are no circumstances which might lead to any Liability thereunder being avoided or rendered unenforceable by the relevant insurers or otherwise materially reduce the amount recoverable under any policy of this type. The Companies have reported to their respective insurers all material claims and circumstances known by employees of the Companies with such reporting responsibilities that would reasonably be likely to give rise to a material claim by any Company under any Policy.

Section 3.22 Company Related Parties. Except as set forth on Section 3.22 of the Company Disclosure Letter, the Companies have not engaged in any transactions with any Company Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 3.23 Mining Real Property. The Companies have good and marketable title to the Mining Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances, and the Mining Real Property is sufficient for conduct of the business of the Companies as presently conducted and as conducted during the twelve months prior to the date of this Agreement. Except as set forth on Section 3.23 of the Company Disclosure Letter, the Companies enjoy peaceful and quiet access, use and/or occupation of the Mining Real Property. No Company has leased, licensed or otherwise granted to any Person (other than the Companies) the right to use or occupy such Mining Real Property. There are no options, contracts, or other agreements under which any Company has a right to purchase, lease or otherwise acquire, or the obligation to sell, lease, or otherwise divest, any Mining Real Property or interests in Mining Real Property. To the Knowledge of the Company, no condemnation proceeding or proposed Action or agreement for taking in lieu of condemnation with respect to the Mining Real Property is pending or threatened.

Section 3.24 Mineral Rights and Mining Operations.

(a) Section 3.24(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Mineral Rights, and identifies the entity entitled to each Mineral Right, license number, area, expiry date, granting authority, counter party, and types of minerals covered for each Mineral Right. The Mineral Rights constitute all such rights that are reasonably required for the conduct of the Companies’ business as presently conducted and as contemplated to be conducted.

(b) To the Knowledge of the Company, each Mineral Right is valid, in good standing and is not liable to forfeiture, termination, cancellation or suspension for any currently existing reason.

(c) The Companies have not received notice of any unremedied material breach by any Company, nor has anything occurred or been omitted which would be a material breach by a Company but for the requirement of notice or lapse of time or both, of any statutory requirement or any other material conditions relating to each Mineral Right.

(d) All material rent, royalties and other statutory and contractual payments due in respect of each Mineral Right have been paid.

(e) The Companies are in exclusive possession or control of any existing rights to develop the minerals that are locatable, subject to applicable Law, located in, on or under the Projects or pursuant to the Mining Licenses.

(f) The Companies have not received notice of any conflicting Mineral Rights owned by third parties which overlay with the Projects or Mining Licenses.

(g) No Company is party to any, and to the Knowledge of the Company, there is no, joint venture agreement, stockholder agreement, partnership agreement, voting agreement, powers of attorney, co-ownership agreement, co-tenancy agreements, management agreements or any other existing oral or written agreement of any kind which does or would have any material adverse impact on record or possessory title to the mineral estate of the Mineral Rights, or the access to, exploration, development or mining of same, and no other Person has any interest in the Mineral Rights or any right to acquire or otherwise obtain any such interest.

(h) Except as set forth in Section 3.24(h) of the Company Disclosure Letter, there are no options, back-in rights, earn-in rights, rights of first refusal, rights of first offer, preemptive rights, off-take rights or similar provisions or rights which would materially affect the Companies’ interest in the Mineral Rights after the Closing Date.

(i) No Company has received any notice from any Governmental Authority or any Person with jurisdiction or applicable authority, of any revocation or intention to revoke the Companies’ interests in or file a contest action related to the Mineral Rights.

(j) The Companies have made available to SPAC all material information and data pertaining to the Mineral Rights in their possession, including, to the extent material: mining plans and plans of operation; reclamation plans; life of mine studies and reports; notices of intent; including those related to exploration drilling, pad and road construction; mining exploration; land and survey records; the existence of minerals within the Mineral Rights, including relevant reserve and resource estimates; metallurgical testwork and sampling data; drill data and assay results; all reclamation and bond release information; financial assurances for reclamation and all information concerning record, possessory, legal or equitable title to the Mineral Rights which is within its possession or control. Set forth in Section 3.24(j) of the Company Disclosure Letter is a list of all mining title opinions and title opinions and title policies of insurance relating to any of the real property interests in the Projects and the Company Leased Real Properties to the extent such policies or opinions are in the Companies’ possession.

(k) The Companies have the right to use all information and data pertaining to the Mineral Rights in their possession.

(l) All mining operations of the Companies, whether current or as proposed in any mining plans relating to the Projects, are and will be conducted within the perimeter boundaries of the Projects, and no such operations encroach or will encroach on the lands of any third party.

Section 3.25 No Additional Representation or Warranties. Except as set forth in Article IV and Section 11.1, the Companies acknowledge and agree that SPAC is not making any representation or warranty whatsoever to the Companies pursuant to this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization, Good Standing, Corporate Power and Qualification), Section 4.2 (Capitalization and Voting Rights), Section 4.3 (Corporate Structure; Subsidiaries) and Section 4.4 (Authorization)) or (b) as set forth in the disclosure letter delivered by SPAC to the Companies on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, SPAC represents and warrants to the Companies as of the date of this Agreement as follows:

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a SPAC Material Adverse Effect. A true and correct copy of the SPAC Charter has been made available by or on behalf of SPAC to the Companies prior to the execution of this Agreement.

Section 4.2 Capitalization and Voting Rights.

(a) As of the date of this Agreement, the authorized capital of SPAC consists of 221,000,000 total shares divided into (i) 200,000,000 SPAC Class A Ordinary Shares, (ii) 20,000,000 SPAC Class B Ordinary Shares and (iii) 1,000,000 SPAC Preference Shares. Section 4.2(a) of the SPAC Disclosure Letter sets forth the total number and amount of all of the issued and outstanding Equity Securities of SPAC as of the date of this Agreement. All of the issued and outstanding Equity Securities of SPAC (A) have been duly authorized and validly issued and are fully paid and non-assessable; (B) were offered, sold and issued by SPAC in compliance in all material respects with applicable Laws, the applicable provisions of the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; and (C) were not issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the SPAC Charter or any SPAC Material Contract.

(b) Except as set forth in this Section 4.2 or Section 4.2(a) of the SPAC Disclosure Letter, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for SPAC Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption by SPAC of shares or other Equity Securities of SPAC or the value of which is determined by reference to shares or other Equity Securities of SPAC, and as of the date of this Agreement there are no voting trusts, proxies or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any SPAC Shares or other Equity Securities of SPAC.

(c) Other than the SPAC Shareholder Redemption Right, pursuant to the Trust Agreement or as set forth in Section 4.2(c) of the SPAC Disclosure Letter, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares or to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), any Persons.

Section 4.3 Corporate Structure; Subsidiaries. SPAC has no Subsidiaries, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 4.4 Authorization.

(a) Other than the SPAC Shareholders’ Approval, SPAC has all requisite corporate power and authority to (i) enter into, execute, and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the Transactions and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the Transactions have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Shareholders’ Approval, no other company or corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party. This Agreement has been, and at or prior to the Closing, the other Transaction Documents to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which SPAC is a party will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming that a quorum (as determined pursuant to the SPAC Charter) is present, the approval and authorization of this Agreement, the Transaction Documents other than the Plan of Merger and the Transactions other than the Merger shall require approval by the affirmative vote of SPAC Shareholders holding at least a majority of each of the outstanding SPAC Class A Ordinary Shares and the outstanding SPAC Class B Ordinary Shares and the approval and authorization of the Plan of Merger and the Merger shall require approval by the affirmative vote of SPAC Shareholders holding at least a two-thirds majority of each of the outstanding SPAC Class A Ordinary Shares and the outstanding SPAC Class B Ordinary Shares, which in each case, being so entitled, are voted thereon in person or by proxy at a special meeting of SPAC Shareholders pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws; and

(c) The SPAC Shareholders’ Approval is the only vote of SPAC Shareholders necessary in connection with execution of this Agreement and the other Transaction Documents to which SPAC is a party by SPAC and the consummation of the Transactions.

(d) On or prior to the date of this Agreement, the SPAC Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the Transactions are advisable and in the best interests of, SPAC and constitute a Business Combination, (ii) authorizing and approving the execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the Transactions, (iii) making the SPAC Board Recommendation, and (iv) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the SPAC Shareholders for adoption at a special meeting called for such purpose pursuant to the terms and conditions of this Agreement.

Section 4.5 Consents; No Conflicts. Assuming the representations and warranties in Article III and Article V are true and correct, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by SPAC does not, and, upon receipt of the SPAC Shareholders’ Approval, the consummation by SPAC of the Transactions will not, require any filings by SPAC under applicable Antitrust Laws or the obtainment by SPAC of any required pre-Closing approvals or clearances under any other applicable Laws. Except (a) for the SPAC Shareholders’ Approval, (b) for the registration, filing or publication, as applicable, with the Cayman Islands Government Gazette pursuant to the Cayman Act, the SEC or applicable state blue sky or other securities Laws filings with respect to the Transactions and (c) for such other filings, notifications, notices, submissions, applications, or consents, the failure of which to be obtained or made would not reasonably be expected to have a SPAC Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation by SPAC of the Transactions will not (assuming the representations and warranties in Article III and Article V are true and correct), except for the matters referred to in clauses (a) through (c) of the immediately preceding sentence, (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) the SPAC Charter, (C) any applicable Laws, or (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of SPAC other than any restrictions under federal or state securities Laws, this Agreement or the SPAC Charter, except in the case of sub-clauses (A), (C), and (D) of clause (i) or clause (ii), as would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.6 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to SPAC have been filed within the requisite period (taking into account any valid extensions) under applicable law and such Tax Returns are accurate and complete in all material respects. All income and other material Taxes due and payable by SPAC have been paid within the applicable time limits (taking into account any valid extensions). SPAC has withheld or collected and paid over to the appropriate Tax authority all material Taxes that it is required to withhold or collect, including withholding from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.

(b) Except as set forth on Section 4.6(b) the SPAC Disclosure Letter, no deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by any Governmental Authority. There is no written notice of any action, audit, enquiry, claim, investigation, assessment, or other proceeding, in each case that is currently pending or otherwise in progress or has been threatened in writing, or to the knowledge of SPAC is likely to arise, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Governmental Authority. No dispute or assessment relating to any Tax Returns, or any Taxes of SPAC with any Governmental Authority is currently outstanding, and SPAC has not been involved in such a dispute.

(c) No claim that is currently outstanding has been made in writing by a Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction.

(d) There are no liens for Taxes (other than Permitted Encumbrances) upon the assets of SPAC.

(e) SPAC has not been a member of an affiliated, consolidated or similar Tax group or otherwise has any Liability for the Taxes of any Person (other than SPAC) under applicable Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(f) SPAC has not been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. law.

(g) SPAC is a not party to or bound by any Tax allocation, Tax indemnity or Tax sharing agreement (other than pursuant to customary commercial Contracts the primary purpose of which is not related to the sharing of Taxes).

(h) SPAC does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.

(i) There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

Section 4.7 Financial Statements.

(a) The financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) (i) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iii) comply in all material respects with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof.

(b) SPAC has disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act), and such system of internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of the SPAC Financial Statements for external purposes in accordance with GAAP.

(c) SPAC has no liability or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or not, due or not, individually or in the aggregate, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a liability or obligation, other than (i) Liabilities incurred since its formation in the Ordinary Course (for the avoidance of doubt, SPAC’s Liabilities incurred in the Ordinary Course include those incurred in connection with or relating to this Agreement and the consummation of the Transactions, such as Liabilities incurred by SPAC in connection with or relating to the negotiation of this Agreement or performance thereunder, any diligence relating thereto, any extensions of the date by which the SPAC must consummate a Business Combination pursuant to the SPAC Charter, the satisfaction of the required closing conditions, or the Permitted Financing) or other Liabilities that individually and in the aggregate are immaterial, (ii) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or (iii) as set forth in Section 4.7(c) of the SPAC Disclosure Letter.

Section 4.8 Absence of Changes. Since its formation through the date of this Agreement, SPAC has operated its business in the Ordinary Course, and there has not been any occurrence of any event which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.9 Actions. Except (i) for Actions arising after the date hereof related to the Transactions or (ii) as would not be, or reasonably be expected to be material to SPAC, (a) there is no Action pending or threatened in writing against or affecting SPAC; and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.

Section 4.10 Brokers. Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of SPAC or any of its Affiliates.

Section 4.11 Proxy/Registration Statement. The information about the SPAC supplied or to be supplied by SPAC in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information about any Group Company or supplied by or on behalf of any Group Company or their respective Affiliates or Representatives. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.12 SEC Filings. Except as disclosed on Section 4.12 of the SPAC Disclosure Letter, (i) SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents and exhibits thereto required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”); (ii) each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings; and (iii) as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.13 Trust Account. As of the date of this Agreement, SPAC has at least $5.6 million in the Trust Account, such monies invested in an interest-bearing demand deposit account or in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 8, 2021, between SPAC and Transfer Agent, as trustee (in such capacity, the “Trustee”, and such Investment Management Trust Agreement, as amended, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares (prior to the Effective Time) sold in SPAC’s IPO who shall have elected to redeem their SPAC Ordinary Shares (prior to the Effective Time) pursuant to the SPAC Charter) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pursuant to the Trust Agreement, SPAC’s Organizational Documents and SPAC Prospectus. There are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the date of this Agreement, following the Closing, no SPAC Shareholder will be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder properly exercises his, her or its SPAC Shareholder Redemption Right. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by the Companies with their obligations hereunder and under the other Transaction Documents, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or that any remaining funds available in the Trust Account after payment of the SPAC Shareholder Redemption Amount and the payment of the SPAC Transaction Expenses and the Company Transaction Expenses in accordance with Section 2.9(c)(iii)(2) will not be available to the Surviving Company on the Closing Date and after the Effective Time.

Section 4.14 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Section 4.15 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

Section 4.16 OTC Markets Quotation. Prior to the date of this Agreement until February 27, 2024, the SPAC Class A Ordinary Shares and SPAC Public Units were each registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE under the symbols CPTK and CPTKU, respectively. Prior to the date of this Agreement until December 17, 2022, the SPAC Public Warrants were registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE under the symbol CPTKWS. As of the date of the Agreement, the SPAC Public Warrants are quoted on the OTC Markets under CPTKW. There is currently no Action pending or, to the Knowledge of SPAC, threatened against SPAC by OTC Markets or the SEC with respect to the SPAC Class A Ordinary Shares, SPAC Public Warrants or SPAC Public Units.

Section 4.17 SPAC Related Parties. Except as disclosed on Section 4.17 of the SPAC Disclosure Letter, SPAC has not engaged in any transactions with any SPAC Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 4.18 SPAC Material Contracts. Except as disclosed on Section 4.18 of the SPAC Disclosure Letter, the SPAC SEC Filings include true and correct copies (subject to redactions thereof) of each “material contract” required to be filed under Regulation S-K of the Exchange Act that is currently in effect and to which SPAC is a party as of the date of this Agreement, other than confidentiality and non-disclosure agreements and this Agreement (such contracts, collectively, the “SPAC Material Contracts”). Each SPAC Material Contract is, as of the date of this Agreement, in full force and effect and is valid and binding upon and enforceable against each of the parties thereto.

Section 4.19 Deferred Underwriting Fees Waivers. The underwriter of the IPO has entered into a waiver or substantially similar agreement with SPAC with respect to any deferred fees or commissions payable upon consummation of the Transactions, and no deferred fees or commissions shall be payable to any underwriter of the IPO upon consummation of the Transactions.

Section 4.20 No Additional Representation or Warranties. Except as set forth in Article III, Article V and Section 11.1, SPAC acknowledges and agrees that the Companies are not making any representation or warranty whatsoever to SPAC pursuant to this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Except as set forth in the Company Disclosure Letter, which exceptions shall be deemed to be part of the representations and warranties made hereunder, Merger Sub hereby represent and warrant to SPAC as of the date of this Agreement as follows:

Section 5.1 Organization, Good Standing, Corporate Power and Qualification. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its assets and properties, and to conduct its business as presently conducted and contemplated to be conducted. Merger Sub is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to it. Prior to the execution of this Agreement, true and accurate copies of Merger Sub’s Organizational Documents, each as in effect as of the date of this Agreement, have been Made Available to SPAC, such Organizational Documents are in full force and effect, and Merger Sub is not in default of any term or provision of such Organizational Documents in any material respect. Merger Sub is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

Section 5.2 Capitalization and Voting Rights.

(a) As of the date of this Agreement, the authorized share capital of Merger Sub consists of 50,000 shares, par value $1.00 per share, of which 1 share of Merger Sub (the “Merger Sub Subscriber Share”) is issued and outstanding as of the date of this Agreement. The Merger Sub Subscriber Share, (i) has been duly authorized, validly allotted and issued and credited as fully paid and non-assessable, (ii) was issued, in compliance with applicable Laws, the Organizational Documents of Merger Sub and any other applicable Contracts governing the issuance or allotment of such shares to which Merger Sub is a party or otherwise bound, and (iii) was not issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the Organizational Documents of Merger Sub, or any other Contract to which Merger Sub is a party or otherwise bound.

(b) Except as set forth in Section 5.2(a) or as contemplated by this Agreement or the other Transaction Documents, there are no issued and outstanding shares of Merger Sub is party to any contracts or commitments by which Merger Sub is or may be bound to issue, nor does Merger Sub have any outstanding or authorized subscriptions, options, warrants, rights or other securities (including debt securities) of Merger Sub exercisable or exchangeable for or measured by reference to any shares of Merger Sub, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or the issuance or sale by Merger Sub of other Equity Securities of Merger Sub, or for the repurchase or redemption by Merger Sub of shares or other Equity Securities of Merger Sub or the value of which is determined by reference to shares or other Equity Securities of Merger Sub, including any equity appreciation rights, participations, phantom equity or similar rights, and there are no voting trusts, proxies or agreements of any kind which may obligate Merger Sub to issue, purchase, register for sale, redeem or otherwise acquire any shares or other Equity Securities of Merger Sub.

Section 5.3 Corporate Structure; Subsidiaries. Merger Sub does not own or control, directly or indirectly, any interest in any corporation, company, partnership, limited liability company, association, or other business entity. Merger Sub is not obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 5.4 Authorization.

(a) Other than the Merger Sub Shareholder’s Approval, Merger Sub has all requisite corporate power and authority to (a) enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party, and (b) consummate the Transactions and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and all other Transaction Documents to which Merger Sub is or will be a party and the performance of all its obligations thereunder and the consummation of the Transactions have been or will be duly and validly authorized and approved by the directors of Merger Sub, subject to the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands. This Agreement and the other Transaction Documents to which Merger Sub is or will be a party is, or when executed by the other parties thereto, will constitute a valid and legally binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as subject to the Enforceability Exceptions.

(b) The approval and authorization of the Transactions by Merger Sub’s shareholder is the only vote and approval of any holder of any Equity Securities of Merger Sub necessary in connection with execution by Merger Sub of this Agreement and the other Transaction Documents to which Merger Sub is a party and the consummation of the Transactions.

(c) On or prior to the date of this Agreement, the directors of Merger Sub have duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which Merger Sub is a party (except for the Plan of Merger) and the Transactions are advisable and in the best interests of, Merger Sub and its shareholders, (ii) authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement and the other Transaction Documents (except for the Plan of Merger) to which Merger Sub is a party and the Transactions, and (iii) directing that this Agreement, the Transaction Documents (except for the Plan of Merger) and the Transactions be submitted to Merger Sub’s shareholder for adoption.

Section 5.5 Consents; No Conflicts. Except (a) the Merger Sub Shareholder’s Approval and (b) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not be materially adverse to the ability of Merger Sub to consummate the Transactions, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of Merger Sub, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Merger Sub is or will be a party by Merger Sub does not, and the consummation by Merger Sub of the Transactions will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of Merger Sub) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of Merger Sub, (C) any applicable Laws, or (D) any Contract to which Merger Sub is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of Merger Sub other than any restrictions under federal or state securities Laws, this Agreement or the Organizational Documents of Merger Sub, except in the case of sub-clauses (A), (C), and (D) of clause (i) above or clause (ii) above, as has not had, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Merger Sub to consummate the Transactions.

Section 5.6 Absence of Changes. Since the date of its incorporation, Merger Sub has operated its business in the Ordinary Course.

Section 5.7 Actions. Except as has not had, and would not reasonably be expected to have an Merger Sub Material Adverse Effect, (a) there is no Action pending or threatened against Merger Sub; and (b) there is no judgment or award unsatisfied against Merger Sub, nor is there any Governmental Order in effect and binding on Merger Sub or its assets or properties.

Section 5.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by or on behalf of Merger Sub or any of its Affiliates.

Section 5.9 Proxy/Registration Statement. The information about Merger Sub supplied or to be supplied by Merger Sub or its Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Merger Sub is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.10 Business Activities. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions, and has no, and at all times prior to the Closing, except as expressly contemplated by this Agreement, the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever (including Equity Securities in any Person) other than those incident to its formation and the Transactions.

Article VI
COVENANTS OF THE CompanIES

Section 6.1 Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Laws, (iii) as set forth on Section 6.1 of the Company Disclosure Letter or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), each Company shall, and shall cause its Subsidiaries to, (1)use reasonable best efforts to operate the business of the Companies and their Subsidiaries in all material respects in the Ordinary Course and in accordance with applicable Law, (2)use commercially reasonable efforts to preserve the Companies’ and their Subsidiaries’ business, assets and material operational relationships in all material respects with the suppliers and customers of any Company or Company Subsidiary, and (3)not, except as otherwise expressly required or permitted by this Agreement or the other Transaction Documents or required by Law, to:

(a) amend their articles of incorporation or other Organizational Documents (whether by merger, consolidation, amalgamation or otherwise);

(b) liquidate, dissolve, reorganize or otherwise wind-up its business or operations, or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization;

(c) set aside, make or declare any dividend or other distribution (whether in cash, shares, equity securities or property) or redeem, purchase or otherwise acquire any of the Equity Securities of any Company or Company Subsidiary;

(d) except in the Ordinary Course, directly or indirectly incur, assume, guarantee, modify or repurchase or otherwise become liable for any material Indebtedness, or issue or sell any debt securities or options, warrants or other material rights to acquire debt securities, or otherwise become responsible for, the obligations of any Person for material Indebtedness;

(e) other than in connection with the Permitted Financing or pursuant to obligations incurred by the Companies or their Subsidiaries prior to the date hereof, transfer, issue, sell, grant, pledge, place any Encumbrance, other than Permitted Encumbrance, on or otherwise dispose of (i) any of the Equity Securities of any Company or Company Subsidiaries, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of any Company or Company Subsidiary to purchase or obtain any Equity Securities of any Company or Company Subsidiary;

(f) sell, lease, sublease, license, transfer, abandon, allow to lapse, impose any Encumbrance, other than Permitted Encumbrances, upon or otherwise dispose of any (i) material property or assets, in any single transaction or series of related transactions, except for (Y) transactions pursuant to Contracts entered into in the Ordinary Course or (Z) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Companies in the Ordinary Course, or (ii) Company IP;

(g) merge, consolidate or amalgamate with or into any Person;

(h) make any acquisition of, or investment in, directly or indirectly, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, with a value or purchase price in excess of $250,000 in the aggregate; except in the case that no additional disclosure would be required in the Proxy/Registration Statement and no additional financial information would be required to be included in the Proxy/Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act;

(i) settle any Action by any Governmental Authority or any other third party material to the business of the Companies and their Subsidiaries taken as a whole;

(j) other than in connection with the Reorganization and the Share Split, (i) split, combine, subdivide, adjust, recapitalize, reclassify, or otherwise effect any change in respect of any of its Equity Securities, except for any such transaction by a wholly owned Subsidiary of a Company that remains a wholly owned Subsidiary of such Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of the Equity Securities of any Company or its Subsidiaries, or (iii) amend any term or alter any rights of any of its outstanding Equity Securities;

(k)  authorize, make or incur any capital expenditures or obligations or Liabilities in connection therewith, in excess of $250,000 in the aggregate, other than (i) maintenance in the Ordinary Course or (ii) in accordance with the capital expenditures budget of the Companies for calendar year 2025 as set forth on Section 6.1(k) of the Company Disclosure Letter;

(l) except in the Ordinary Course, enter into or amend any Company Material Contract, or extend, transfer, terminate or waive any right or entitlement of material value under any Company Material Contract;

(m) except in the Ordinary Course, voluntarily terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Material Permit;

(n) make any material change in its accounting principles or methods unless required by IFRS or applicable Laws;

(o) except in the Ordinary Course or as otherwise required by applicable Laws, (i) make, change or revoke any material election in respect of Taxes, (ii) adopt or change any material tax accounting method, (iii) amend any material Tax Return, (iv) enter into any material Tax closing agreement, (v) settle or compromise any material Tax claim, Action, assessment or any material Tax liability, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, (viii) fail to pay any Tax that became due and payable (including estimated Tax payments), (ix) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts the primary purpose of which is not related to the sharing of Taxes), or (x) change its jurisdiction of tax residency;

(p) take any action or fail to take any action that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(q) except in the Ordinary Course, (i) increase the compensation or benefits payable or provided, or to become payable or provided to, any current or former directors, officers, employee, individual consultant or other individual service provider of any Company or any Company Subsidiary whose annual base compensation exceeds $250,000 (or the local equivalent thereof), (ii) pay, announce, or grant any cash or equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensation or benefits to any current or former directors, officers, employee, individual consultant or other individual service provider of any Company or any Company Subsidiary, or (iii) take any action to accelerate the time of payment, vesting or funding of any compensation or benefits or increase in the benefits or compensation provided under any Benefit Plan or otherwise due to any of its current or former employees, directors, officers, individual consultants or other individual service providers of any Company or any Company Subsidiary;

(r) make any loans or advance or contribute any money or other property to any Person other than (A) advances in the Ordinary Course to employees or officers of a Company for expenses, (B) prepayments and deposits paid to suppliers of the Companies in the Ordinary Course, or (C) trade credit extended to customers of the Companies in the Ordinary Course;

(s) amend, modify, or terminate any Benefit Plan or adopt, establish, or enter into a new Benefit Plan (or any plan, program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of this Agreement), except as required under applicable Law or in connection with annual renewals for Benefit Plans that are health and welfare programs in the Ordinary Course;

(t) waive or release any non-competition, non-solicitation or non-disparagement obligation of any current or former director, officer or employee of any Company or any Company Subsidiary;

(u) (i) modify, extend, amend, negotiate, terminate or enter into any collective bargaining agreement or other Contract with any Union or (ii) recognize or certify any Union or group of employees as the bargaining representative for any employees of any Company or any Company Subsidiary;

(v) implement or announce any plant closing, group layoff of employees, reduction-in-force, furlough or similar action, in each case triggering advance notice requirement (or payment in lieu thereof) under any applicable Law; or

(w) enter into any agreement or otherwise make a commitment to do any action prohibited under this Section 6.1 (except to the extent that such an agreement or commitment would be permitted by a foregoing subsection of this Section 6.1).

For the avoidance of doubt, if any action taken or refrained from being taken by any Company or any Company Subsidiary is expressly covered by a subsection of this Section 6.1 and not prohibited thereunder, the taking or not taking of such action shall be deemed not to be in violation of any other part of this Section 6.1.

Section 6.2 Access to Information. Upon reasonable prior notice and subject to applicable Laws, during the Interim Period, the Companies shall, and shall cause each of its Subsidiaries and each of their and its Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following reasonable notice from SPAC in accordance with this Section 6.2, reasonable access during normal business hours to the officers, directors, properties, offices and other facilities, books and records of each of the Companies and their respective Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested; provided, however, that the Companies shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgement of the Companies, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Laws, including any fiduciary duty, (c) waive the protection of any attorney-client work product or other applicable privilege or (d) result in the disclosure of any sensitive or personal information that would expose any Company or any Company Subsidiary to the risk of Liabilities. All information and materials provided pursuant to this Agreement will be subject to the provisions of Section 11.14. For the avoidance of doubt, the obligations set forth in this Section 6.2 shall apply solely to the Companies and their respective Subsidiaries that are party to the Transactions and shall not extend to any other Person or their respective facilities, books, or records, including, without limitation, any aspect of the Maginito Business. Further, the Companies shall promptly (and in any event within five (5) Business Days) notify SPAC if, during the Interim Period, any Person initiates, or to the Knowledge of the Company, threatens to initiate, a new Action, and as to any material development with respect to any pending Action, (i) under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, reorganization or similar Laws concerning any Company or any Company Subsidiary, or (ii) which, if adversely decided, would reasonably be expected to be materially adverse to the Companies and their Subsidiaries taken as a whole, in each case, including providing true and complete copies of all of the underlying correspondence, notices, filings, pleadings, motions, submissions, and similar documents of any such Action.

Section 6.3 Acquisition Proposals and Alternative Transactions. During the Interim Period, the Companies shall not, and they shall cause their Affiliates and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third party (including to any Competing SPAC) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Selling Shareholder shall, and shall cause its Affiliates, the Companies, and its and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Company Acquisition Proposal. The Companies shall notify SPAC of any submissions, proposals or offers made with respect to a Company Acquisition Proposal and provide copies of any such submissions, proposals, or offers to SPAC, as soon as practicable following any Company’s awareness thereof (but no later than two (2) Business Days following the applicable Company’s receipt thereof). Without limiting the foregoing, the parties hereto agree that any violation of the restrictions set forth in this Section 6.3 by the Companies, or any of their respective Affiliates or Representatives shall be deemed to be a breach of this Section 6.3 by the Companies. Notwithstanding anything set forth in this Section 6.3, nothing in this Section 6.3 shall restrict the Companies, their Affiliates, or their respective Representatives from (i) seeking, negotiating or obtaining financing from any Governmental Authority in the Ordinary Course; or (ii) pursuing asset-level financing transactions, in each case strictly in furtherance of the Projects or Mining Licenses.

Section 6.4 Regulation S-K 1300 Bankable Feasibility Study; Technical Report Summary. As soon as reasonably practicable after the date of this Agreement, but no later than August 31, 2025 (the date of delivery, the “Bankable Feasibility Study Delivery Date”), the Companies shall deliver to SPAC, for inclusion in the Proxy/Registration Statement, the Bankable Feasibility Study and the technical report summaries, as described in Item 601(b)(96) of Regulation S-K of the Exchange Act, that comply with the requirements of Regulation S-K for the Companies’ material mining operations and for each property that is material to the Companies’ business and financial condition and that must be filed with the Proxy/Registration Statement (collectively, the “Technical Report Summary”).

Section 6.5 Financials.

(a) The Companies shall use their commercially reasonable efforts to deliver by August 31, 2025, to SPAC the following in connection with the initial filing of the Proxy/Registration Statement with the SEC: financial statements, including consolidated statements of financial position as at December 31, 2024 and December 31, 2023 and consolidated statements of profit or loss and comprehensive income, changes in equity and cash flows, of the Companies and each of their respective Subsidiaries for the years ended December 31, 2024 and December 31, 2023, in each case, prepared in accordance with IFRS and Regulation S-X for purposes of inclusion in the Proxy/Registration Statement, and audited in accordance with the auditing standards of the PCAOB (the “Company 2024 and 2023 Audited Financial Statements”); provided that upon delivery of such Company 2024 and 2023 Audited Financial Statements, the representations and warranties set forth in Section 4.7 shall be deemed to apply to such Company 2024 and 2023 Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) As soon as reasonably practicable after the receipt of written request by SPAC, the Companies shall deliver to SPAC the unaudited consolidated statement of financial position of the Companies and each of their respective Subsidiaries and consolidated statement of profit and loss and comprehensive income, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows of the Companies and each of their respective Subsidiaries as of and for the year-to-date period ended (and as of and for the same period from the previous fiscal year), reviewed in accordance with applicable requirements, that are required to be included in the Proxy/Registration Statement for SEC effectiveness (the “Company Interim Financial Statements”).

(c) The Company Interim Financial Statements and the Company 2024 and 2023 Audited Financial Statements shall (i) comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof; (ii) be prepared in accordance with the books and records of the Companies and each of their respective Subsidiaries; (iii) fairly present the financial condition and the results of operations and cash flow of the Companies and each of their respective Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods indicated therein (except as may be indicated in the notes thereto and subject to normal year-end adjustment and the absence of footnotes); and (iv) be prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject to year-end adjustments and the absence of footnotes).

(d) The Companies, SPAC and PubCo shall each use their reasonable best efforts to (a) assist each other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Companies, any of their Subsidiaries, SPAC, or PubCo, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or PubCo with the SEC in connection with the Transactions and (b) obtain the consents of their auditors with respect thereto as may be required by applicable Laws or requested by the SEC in connection therewith.

Section 6.6 No Trading. The Companies acknowledge that they are aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Companies hereby agrees that they shall not, purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 6.7 Shareholder Approvals.

(a) Upon the terms set forth in this Agreement and the Shareholder Support Agreement, the Companies shall obtain the Selling Shareholder’s Approval in the form of a written resolution within seventy-two (72) hours after the Proxy/Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to the Selling Shareholder. The directors of the Companies have recommended to the Selling Shareholder the approval of this Agreement and the Transactions.

(b) Upon the terms set forth in this Agreement, if the MKA Shareholders’ Approval (as defined below) is required in order to consummate the Transactions pursuant to the relevant Organizational Documents, applicable Law or this Agreement, the Companies shall (i) seek to obtain the approval of the Selling Shareholder’s shareholders (the “MKA Shareholders’ Approval”) as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to the Selling Shareholder and (ii) use its reasonable best efforts to obtain the MKA Shareholders’ Approval and shall take all other action reasonably necessary or advisable to secure the MKA Shareholders’ Approval as soon as reasonably practicable after the Proxy/Registration Statement is declared effective.

(c) Prior to the Closing Date, Lancster BVI shall, as the sole shareholder of Merger Sub, approve and authorize this Agreement, the Plan of Merger and the other Transaction Documents and the consummation of the Merger and the other Transactions (the “Merger Sub Shareholder’s Approval”) and prior to the Effective Time each of Lancaster BVI and Merger Sub shall take all other action reasonably necessary or advisable to cause the documents, as may be required in accordance with the applicable provisions of the Cayman Act or to make the Merger effective to be filed by SPAC with Registrar of Companies of the Cayman Islands on the Closing Date.

Section 6.8 UK Tax Compliance. The Companies shall, prior to the Closing, use commercially reasonable efforts to complete all reasonably necessary steps to remediate Lancaster BVI’s United Kingdom tax residency position, as disclosed in Section 3.8(a) and Section 3.8(m) of the Company Disclosure Letter, including submitting any required notifications or filings to the appropriate Governmental Authority. The Companies shall keep SPAC reasonably informed of any material developments and, upon request, provide written confirmation of the steps taken. For the avoidance of doubt, the existence of any outstanding United Kingdom tax obligations shall not, in and of itself, be deemed a breach of this covenant unless such obligations would reasonably be expected to result in a Company Material Adverse Effect.

Section 6.9 Monthly Pre-Closing Management Fee. From and after July 1, 2025, until the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, Lancaster BVI shall pay to the Selling Shareholder a monthly management fee of $40,000 (pro-rated for any partial month), in consideration of management, administrative and operational support services provided during such period.

Section 6.10 Mining License. If, prior to the Closing, a Malawi Governmental Authority issues to any Company a mining license requiring, under applicable Law, the issuance by such Company to Malawi of free-carried equity in such Company, the Company shall cause any shareholders’ or other applicable agreement entered into with such Malawi Governmental Authority in connection therewith to include provisions approving this Agreement, the Transactions and the Reorganization.

Article VII
COVENANTS OF SPAC

Section 7.1 OTC Markets Trading. During the Interim Period, SPAC shall use commercially reasonable efforts to qualify the SPAC Class A Ordinary Shares to trade on OTC Markets and ensure the SPAC Public Warrants continue to be qualified to trade on OTC Markets. During the Interim Period, SPAC shall notify the Companies in writing as promptly as practicable of any communications or correspondence from OTC Markets or the SEC with respect to the quotation of the SPAC Class A Ordinary Shares or the SPAC Public Warrants.

Section 7.2 Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Laws, (iii) as set forth on Section 7.2 of the SPAC Disclosure Letter or (iv) as consented to by Lancaster BVI in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC (A) shall operate its business in the Ordinary Course and use commercially reasonable efforts to operate its business in accordance with applicable Law and (B) shall not, except as otherwise expressly required or permitted by this Agreement or the other Transaction Documents or required by Law:

(a) (i) seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the SPAC Shareholder Transaction Proposals or (ii) change, modify or amend the Trust Agreement or its Organizational Documents, except as expressly contemplated by the SPAC Shareholder Transaction Proposals;

(b) (i) set aside, make or declare any dividend or other distribution to its shareholders (whether in cash, shares, equity securities or property), (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or Equity Securities or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital, warrants or other Equity Securities, other than a redemption of SPAC Class A Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder;

(c) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

(d) except in the Ordinary Course or as otherwise required by applicable Laws, (i) make, change or revoke any material election in respect of Taxes, (ii) adopt or change any material tax accounting method, (iii) amend any material Tax Return, (iv) enter into any material Tax closing agreement, (v) settle or compromise any material Tax claim, Action or assessment or any material Tax liability, (vi) surrender any right to claim a refund of Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, (viii) fail to pay any Tax that became due and payable (including estimated Tax payments); (ix) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts the primary purpose of which is not related to the sharing of Taxes), or (x) change its jurisdiction of tax residency;

(e) take any action or fail to take any action that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(f) enter into, renew or amend in any material respect, any transaction or SPAC Material Contract, except for material Contracts entered into in the Ordinary Course;

(g) incur, guarantee or otherwise become liable for any Indebtedness or other material Liability, other than SPAC Working Capital Loans;

(h) make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

(i) other than in connection with SPAC Working Capital Loans or the Permitted Financing, (x) issue any Equity Securities or (y) grant any options, warrants or other equity-based awards;

(j) settle or agree to settle any Action before any Governmental Authority or that imposes injunctive or other non-monetary relief on SPAC;

(k) form any Subsidiary;

(l) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC; or

(m) enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 7.2 (except to the extent that such an agreement or commitment would be permitted by a foregoing subsection of this Section 7.2).

Section 7.3 Acquisition Proposals and Alternative Transactions. During the Interim Period, SPAC will not, and it will cause its Representatives (in their capacity as such) and the Sponsor not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that would reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SPAC shall, and shall cause its Representatives (in their capacity as such) and the Sponsor to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a SPAC Acquisition Proposal. Without limiting the foregoing, the parties hereto agree that any violation of the restrictions set forth in this Section 7.3 by SPAC, its Representatives or the Sponsor shall be deemed to be a breach of this Section 7.3 by such party.

Section 7.4 SPAC Public Filings. From the date of this Agreement through the Closing, each of SPAC and the Companies will use reasonable best efforts to accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or OTC Markets.

Section 7.5 Section 16 Matters. Prior to the Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Laws) as are reasonably necessary to cause any acquisition or disposition of PubCo Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions (including the Permitted Financing) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to PubCo, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Article VIII
JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) Each of the Companies and SPAC shall use its respective reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Companies and SPAC shall use its respective reasonable best efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Companies and SPAC shall (i) diligently and expeditiously defend and use their reasonable best efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Companies shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Companies, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions and (iii) cause its Subsidiaries to comply with the foregoing clauses (i) and (ii); provided, however, that SPAC shall not enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of Lancaster BVI; provided, further, that neither the Companies nor any of their Subsidiaries shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement, in any such case, without the prior written consent of SPAC. To the extent not prohibited by Law, the Companies agrees to provide SPAC and its counsel, and SPAC agrees to provide to the Companies and their counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. The Companies and SPAC agree to make and to cause their Subsidiaries to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Laws require it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each of the parties shall cooperate with one another in good faith and use their reasonable best efforts to oppose or defend against any action to prevent or enjoin consummation of this Agreement and the Transactions.

Section 8.2 Preparation of Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC, Lancaster BVI, and the Companies shall prepare, and Lancaster BVI and SPAC shall file with the SEC, a Proxy/Registration Statement. SPAC and the Companies each shall use their commercially reasonable efforts to (and shall cause their Subsidiaries to): (1) cause the Proxy/Registration Statement when filed with the SEC, or when subsequently supplemented or amended, to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Each of the Companies, SPAC, and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state or foreign securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Companies and SPAC shall furnish all information respectively, concerning SPAC, and the Companies, their Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall mail the final proxy statement contained in the Proxy/Registration Statement to the SPAC Shareholders. Each of SPAC, Lancaster BVI, and the Companies shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by any of them or any Governmental Authority in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, Lancaster BVI, the Companies or their respective Affiliates to any Governmental Authority (including Nasdaq) in connection with the Transactions.

(ii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, and Lancaster BVI, as co-registrants. Lancaster BVI will advise the Companies and SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Companies and SPAC a reasonable opportunity to provide comments and amendments to any such filing. SPAC, Lancaster BVI, and the Companies shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iii) If, at any time prior to the Effective Time, any Event relating to SPAC or its officers or directors, should be discovered by SPAC that would cause the Proxy/Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, SPAC shall promptly inform the Companies. If, at any time prior to the Effective Time, any event or circumstance relating to any Group Company or their respective officers or directors, should be discovered by any Group Company that would cause the Proxy/Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, the Companies shall promptly inform SPAC. Thereafter, SPAC and the Companies shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information, and SPAC and the Companies shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders. No information received or provided pursuant to this Section 8.2(a)(iii) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Disclosure Letters.

(b) SPAC Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold an extraordinary general meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Charter to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and Lancaster BVI in writing, in any event not more than thirty (30) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the SPAC Shareholder Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the SPAC Shareholder Transaction Proposals), providing the SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right and such other matters as may be mutually agreed by SPAC and the Lancaster BVI. SPAC will use its reasonable best efforts (A) to solicit from its shareholders proxies in favor of the adoption of the SPAC Shareholder Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Laws, OTC Markets / Nasdaq rules and the SPAC Charter. SPAC (x) shall consult with the Companies regarding the record date and the date of the SPAC Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of Lancaster BVI (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or PubCo reasonably determines (following consultation with Lancaster BVI) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of the SPAC Shareholder Transaction Proposals, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval, (4) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right if a number of SPAC Class A Ordinary Shares have been elected to be redeemed such that SPAC reasonably expects that the Minimum Cash Condition will not be satisfied at the Closing, or (5) to comply with applicable Laws.

(ii) The Proxy/Registration Statement shall include a statement to the effect that the SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the SPAC Shareholder Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation, except in each case to the extent the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to withhold, withdraw, qualify, amend or modify the SPAC Board Recommendation would be in violation of its fiduciary obligations to SPAC under applicable Law.

Section 8.3 Efforts to Consummate. Without limiting any covenant contained in Article VI, Article VII, Article VIII or Article VIII the Companies and SPAC shall, and shall cause their Subsidiaries to: (a) use reasonable best efforts to obtain all material consents and approvals of third parties that the Group Companies or SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (b) use reasonable best efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of the Companies, SPAC and PubCo, the use of commercially reasonable efforts to enforce their respective rights under any Permitted Financing Agreements, as applicable) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 8.4 Tax Matters.

(a) Each of SPAC, PubCo, Merger Sub, Surviving Company, and the Companies (i) shall use their reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment, (ii) and PubCo, Merger Sub, Surviving Company, and the Companies will not, and will not permit or cause any of their respective Subsidiaries or Affiliates to, take or cause to be taken, or fail to take or cause to fail to take, any action reasonably likely to cause the Transactions to fail to qualify for the Intended Tax Treatment, and (iii) to the greatest extent permitted under applicable Law, will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return, unless otherwise required by a change in Law after the date hereof, a closing agreement with an applicable Governmental Authority, or a final judgment of a court of competent jurisdiction.

(b) Neither the Companies, nor SPAC, nor any of their Affiliates will take any action or engage in any transaction that would result in the liquidation of the Surviving Company for U.S. federal income tax purposes within one (1) calendar year following the Closing Date. Neither PubCo nor Surviving Company shall cause a “triggering event” (within the meaning of U.S. Treasury Regulations Section 1.367(a)-8(j)) to occur during the period ending five full taxable years after the close of the taxable year in which the Merger occurs. For the avoidance of doubt, the parties acknowledge that a complete liquidation of Surviving Company, as described in U.S. Treasury Regulations Section 1.367(a)-8(k)(8), that occurs after one (1) calendar year following the Closing Date shall not be deemed a breach of this covenant.

(c) If any opinion relating to the Intended Tax Treatment is required in connection with the filing of the Proxy/Registration Statement or any other required disclosure in respect thereof, then (i) if such opinion relates to the Group Companies, the Companies shall use commercially reasonable efforts to cause such opinion to be provided by a nationally recognized tax advisor of the Group Companies, and (ii) if such opinion relates to SPAC or the SPAC Shareholders, SPAC shall use commercially reasonable efforts to cause such opinion to be provided by a nationally recognized tax advisor of SPAC. Each of the parties hereto shall, and shall cause their respective affiliates to, cooperate in connection with the delivery of any such opinion, including by providing any customary representation letters that may be reasonably requested by any such tax advisor. Notwithstanding anything to the contrary in this Agreement, none of the parties or their respective tax advisors are obligated to provide any tax opinion other than a customary opinion regarding the material accuracy of any disclosure regarding the income tax considerations of the Transactions included in the Proxy/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a tax opinion by any party’s advisors be a condition precedent to the Transactions.

(d) PubCo shall pay all Transfer Taxes and file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the parties hereto shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the parties hereto shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(e) Each of the parties to this Agreement shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns and any audit or Tax proceeding or to determine the Tax treatment of any aspect of the Transactions. Such cooperation shall include the retention for the period ending seven (7) years after the Closing Date and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available). Without limiting the generality of the foregoing, upon the written request of any SPAC Shareholder made following the Closing Date, the Surviving Company and PubCo shall (x) furnish to such SPAC Shareholder such information as such SPAC Shareholder reasonably requests in connection with such SPAC Shareholder’s preparation of a gain recognition agreement, (y) provide such SPAC Shareholder with the information reasonably requested by such SPAC Shareholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Shareholder’s gain recognition agreement, and (z) provide any assistance and information to such SPAC Shareholder for purposes of complying with any reporting requirement under Section 367 or Treasury Regulations Section 1.1291-6(g), in each case, at the sole cost and expense of such requesting SPAC Shareholder.

(f) If the Companies or a SPAC Shareholder determine that any Company is (or may) be a PFIC with respect to an applicable tax year, the Companies shall provide a SPAC Shareholder promptly upon its request and annually thereafter with the information necessary for such SPAC Shareholder to prepare its U.S. federal, state and local income tax returns (including an IRS Form 8621) and to make a “qualified electing fund” (“QEF”) election, at such SPAC Shareholder’s sole expense, under Section 1295 of the Code, including the provision of a “PFIC Annual Information Statement” (as described in Treasury Regulations Section 1.1295 1(f)(2)).

(g) Each of the Companies and the Selling Shareholder represent and warrant severally, but not jointly, that the primary purpose of the transfers to Lancaster BVI, in connection with the Reorganization, of MKA Poland, Mkango Resources Ltd., Mkango ServiceCo, MKA BVI, and Lancaster Malawi is the non-tax purpose of consolidating and integrating the ownership (and related value) of all aspects of the mining and exploration business under a single holding company (i.e., Lancaster BVI) to encourage investment in Lancaster BVI.

Section 8.5 Shareholder Litigation. SPAC shall promptly advise the Companies of any Action commenced (or to the Knowledge of SPAC, threatened) on or after the date of this Agreement against SPAC, any of its Subsidiaries or any of its directors or officers by any SPAC Shareholder relating to this Agreement, the Merger or any of the other Transactions (any such Action, “Shareholder Litigation”), and SPAC shall keep the Companies reasonably informed regarding any such Shareholder Litigation. Other than with respect to any Shareholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a SPAC Acquisition Proposal, SPAC shall give Lancaster BVI a reasonable opportunity to participate, but not control, at its sole expense, in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of Lancaster BVI in connection therewith) brought against SPAC, any of its Subsidiaries or any of its directors or officers, and no such settlement shall be agreed to without Lancaster BVI’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.6 Permitted Financing.

(a) During the Interim Period, SPAC and the Companies shall use commercially reasonable efforts to execute the Permitted Financing Agreements in forms to be mutually agreed by SPAC and the Companies that would provide Permitted Financing Proceeds in an aggregate amount of $25,750,000 or greater. Each of SPAC, and the Companies shall use their commercially reasonable efforts to cooperate with each other in connection with the arrangement of any Permitted Financing as may be reasonably requested by each other.

(b) Unless otherwise consented in writing by each of Lancaster BVI and SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), PubCo shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the Permitted Financing Agreements in each case other than the assignment of a counterparty’s rights and obligations in accordance with the terms of the applicable Permitted Financing Agreement. Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Permitted Financing Agreements on the terms and conditions described therein, including maintaining in effect the Permitted Financing Agreements and to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to it in the Permitted Financing Agreements and otherwise comply with its obligations thereunder, (ii) without limiting the rights of any party to enforce certain of such Permitted Financing Agreements, in the event that all conditions in the Permitted Financing Agreements (other than conditions that the Companies, SPAC, PubCo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closings under the Permitted Financing Agreements) have been satisfied, consummate the transactions contemplated by the Permitted Financing Agreements at or prior to the Closing; (iii) confer with each other regarding timing of the expected closings under the Permitted Financing Agreements; and (iv) deliver notices to the applicable counterparties to the Permitted Financing Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Permitted Financing Agreements. Without limiting the generality of the foregoing, the Companies, SPAC or PubCo, as applicable, shall each give the other parties prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Permitted Financing Agreements known to the Companies, SPAC or PubCo, as applicable; (B) of the receipt of any written notice or other written communication from any party to any Permitted Financing Agreements by Selling Shareholder, the Companies, SPAC or PubCo, as applicable, with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Permitted Financing Agreements or any provisions of any Permitted Financing Agreements; and (C) if the Companies, SPAC or PubCo, as applicable, do not expect PubCo to receive, all or any portion of the Permitted Financing Proceeds on the terms, in the manner or from one or more investors as contemplated by the Permitted Financing Agreements. The Companies, SPAC and PubCo shall take, or cause the Transfer Agent to take, all actions required under the Permitted Financing Agreements with respect to the timely book-entry or other records evidencing the PubCo Ordinary Shares as and when required under any such Permitted Financing Agreements. Each of the parties shall use its commercially reasonable efforts to, and shall instruct its financial advisors to, keep the other parties and the other parties’ financial advisors reasonably informed with respect to the Permitted Financing during such period, including by (1) providing regular updates and (2) consulting and cooperating with, and considering in good faith any feedback from, the other parties or the other parties’ financial advisors with respect to the Permitted Financing.

Section 8.7 D&O Indemnification and Insurance.

(a) From and after the Closing, the Surviving Company and PubCo shall jointly and severally indemnify and hold harmless each of the respective present and former directors and officers of the Group Companies and SPAC (in each case, solely to the extent acting in his or her capacity as such (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Group Companies or SPAC, respectively, would have been permitted under applicable Laws and its respective certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Laws). Without limiting the foregoing, PubCo shall, and shall cause its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Closing provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC’s and each Group Companies’ respective former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of SPAC or such Group Company, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, each of PubCo and the Surviving Company shall maintain in effect directors’ and officers’ liability insurance (each “D&O Insurance”) covering those Persons who are currently covered by the Companies’ or SPAC’s respective directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, its Subsidiaries or the Surviving Company be required to expend more than 300 % of the aggregate annual premium currently payable for such insurance policies for the D&O Insurance in favor of those Persons who are currently covered by SPAC’s liability insurance policy for its directors and officers; provided, however, that (i) each of PubCo and the Surviving Company may cause coverage to be extended under the respective current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (such coverage under the existing policies or “tail” policies, each a “D&O Tail”) with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Surviving Company and PubCo, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 8.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Surviving Company and PubCo and all of their respective successors and assigns. In the event that the Surviving Company, PubCo or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company or PubCo, respectively, shall ensure (and each of PubCo and the Surviving Company shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns of the Surviving Company or PubCo as the case may be, shall succeed to the obligations set forth in this Section 8.7.

(d) The provisions of Section 8.7(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Company and PubCo and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 8.8 Post-Closing Directors and Officers of PubCo.

(a) PubCo shall take all such action necessary or appropriate such that immediately following the Effective Time, the board of directors of PubCo shall consist of (i) one (1) director designated in writing by SPAC, reasonably acceptable to Lancaster BVI and qualifying as an independent director (the “SPAC Director”), and (ii) up to six (6) other directors designated in writing by Lancaster BVI, after consultation with SPAC; provided, however, that such directors, as well as their respective class designations and committee memberships, designated pursuant to the foregoing sentence shall be determined sufficiently in advance to allow for inclusion of such Persons in the Proxy/Registration Statement. The parties hereto shall procure that, prior to or at the Effective Time, each person to be appointed as a director of Pubco shall provide a written consent to so act.

(b) The board of directors of PubCo as of immediately following the Effective Time shall comply with Nasdaq rules and shall be divided into three (3) classes of directors with staggered terms. The composition of such classes and the committee membership of the directors shall be determined by the PubCo.

(c) The management team of PubCo as of immediately following the Effective Time shall consist solely of Lancaster BVI’s current management team, which management team shall manage PubCo.

Section 8.9 PubCo Incentive Plan. Prior to the Closing Date, PubCo shall approve and adopt, effective as of the Effective Time, an equity incentive plan (the “PubCo Incentive Plan” ), in form and substance reasonably satisfactory to the Companies, and in consultation with SPAC. The PubCo Incentive Plan shall provide for an initial share reserve equal to 10% of PubCo’s fully diluted outstanding shares as of immediately after the Effective Time, with customary evergreen provisions allowing for automatic annual increases not to exceed 5% annually. The PubCo Incentive Plan, including its size and structure, shall be determined sufficiently in advance to allow for its inclusion in the Proxy/Registration Statement to the extent SPAC Shareholder Approval is required as part of the SPAC Shareholder Transaction Proposals. For the avoidance of doubt, none of the equity awards or PubCo Ordinary Shares issued under the PubCo Incentive Plan shall result in any deduction to the Equity Value or the Company Shareholder Closing Consideration.

Section 8.10 Delisting and Deregistration. Each of the parties shall use its commercially reasonable efforts to cause the SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants to be removed from quotation from OTC Markets (or be succeeded by the applicable Equity Securities of Pubco), and to terminate the registration of SPAC with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco), as of the Effective Time or as soon as practicable thereafter.

Section 8.11 Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Companies shall promptly (and in any event prior to the Closing) notify SPAC in writing, and SPAC shall promptly (and in any event prior to the Closing) notify Lancaster BVI in writing, upon any of the Companies or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be): (a) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (b) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 8.11 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Companies, as applicable. Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 8.11 shall not give rise to any Liability of the Companies or SPAC or be taken into account in determining whether the conditions in Article IX have been satisfied or give rise to any right of termination set forth in Article X.

Section 8.12 SPAC Redemptions. Each of the Companies, SPAC and PubCo shall cooperate in good faith to mitigate the impact of SPAC Shareholder Redemption Rights and shall use reasonable best efforts to take any actions reasonably requested by another party to achieve this objective, to the extent permitted by applicable Law. Such actions may include redemption recapture facilities, loan commitments, liquidity facilities (e.g., committed equity lines of credit), private placement financings, and other post-closing capital raises; provided that such additional capital actually raised shall be included in Available Gross SPAC Cash. Each party shall take commercially reasonable steps to implement these initiatives in a manner that supports PubCo’s financial stability and market position from and after the Closing.

Section 8.13 Management Arrangements. Each of the Companies, SPAC and PubCo shall cooperate in good faith following the execution of this Agreement to determine an appropriate framework for (i) allocating compensation (including incentive benefits) of all employees, non-employee directors and other individual service providers providing services to PubCo, reflecting time and services reasonably expected to be dedicated to each of PubCo and Selling Shareholder, and subject to the terms and conditions in the PubCo Incentive Plan, and (ii) the provision of management, administrative and operational support and services to PubCo.

Section 8.14 REE Product Offtake Arrangements. From and after the date of this Agreement and prior to the Closing, the Companies shall, and Lancaster BVI shall cause its Subsidiaries to, negotiate in good faith and, if requested by the Selling Shareholder, enter into a binding agreement (an “Offtake Agreement) with the Selling Shareholder or one of its Affiliates, providing such Person with the right to: (i) purchase up to twenty-five percent (25%) of any REE Product for use in the business of such Person or its Affiliates; (ii) identify a third party to enter into an offtake agreement with Lancaster BVI or any of its Subsidiaries for up to twenty-five percent (25%) of any REE Product; or (iii) identify a third party to act as a marketing agent for Lancaster BVI or any of its Subsidiaries with respect to up to twenty-five percent (25%) of any REE Product. The terms of any Offtake Agreement shall be negotiated in good faith on a reasonable basis and shall be subject to the mutual agreement of the applicable parties. Any arrangement entered into pursuant to clause (i) or (ii) of this Section 8.14 shall include a commercially reasonable methodology for determining the purchase price of the applicable REE Product. Any arrangement contemplated by clause (ii) or (iii) of this Section 8.14 shall be subject to the prior written approval of the board of directors of Lancaster BVI (or, after the Closing, the board of directors of PubCo), solely with respect to the identity of the proposed third-party counterparty, such approval not to be unreasonably withheld, conditioned or delayed.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of SPAC and the Companies at Closing. The obligations of the Companies and SPAC to consummate, or cause to be consummated, the Transactions at the Closing are each subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the party or parties whose obligations are conditioned thereupon:

(a) Each of the SPAC Shareholders’ Approval, the Selling Shareholder’s Approval and the Merger Sub Shareholder’s Approval shall have been obtained;

(b) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC and not withdrawn;

(c) PubCo’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable listing requirements of Nasdaq;

(d) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “Restraint”), other than any such Restraint that is immaterial;

(e) Any required Regulatory Approvals shall have been obtained; and

(f) Each of the Transaction Documents shall have been duly executed and delivered by each party thereto.

Section 9.2 Conditions to Obligations of SPAC at Closing. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by SPAC:

(a) The representations and warranties contained in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Subsidiaries), Section 3.3 (Capitalization of the Company), Section 3.4 (Capitalization of Subsidiaries), Section 3.5 (Authorization), Section 3.18 (Brokers), Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Capitalization and Voting Rights), Section 5.4 (Authorization), Section 5.8 (Brokers) and Section 5.10 (Business Activities) (collectively, the “Specified Company Representations”) shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of the Companies contained in Article III and of the Merger Sub contained in Article V (other than the Specified Company Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or an Merger Sub Material Adverse Effect, as applicable;

(b) The Pre-Closing Reorganization and the Closing Reorganization shall have been completed;

(c) The Share Split shall have been completed in accordance with Section 2.7 and Lancaster BVI’s Organizational Documents;

(d) Each of the covenants of the Companies to be performed as of or prior to the Closing Date shall have been performed in all material respects;

(e) PubCo shall have obtained and delivered to SPAC evidence of a fully-paid D&O Tail with respect to SPAC’s directors and officers prior to the Closing, which D&O Tail will be bound and fully effective upon the Closing without any further action of any party;

(f) Since the date of this Agreement, no Company Material Adverse Effect or Merger Sub Material Adverse Effect, as applicable, shall have occurred which is continuing and uncured;

(g) As of immediately prior to the Effective Time, no Company shall be in bankruptcy, receivership, administration, restructuring, corporate rescue or other similar proceedings, and no liquidator, administrator, restructuring officer or similar Person shall have been appointed, in each case under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, or reorganization Laws; and

(h) The Companies and Merger Sub shall each have delivered to SPAC a certificate of the Secretary (or equivalent officer or director) of such Company or of Merger Sub certifying that attached thereto are true and complete copies of all resolutions or approvals adopted by the board of directors and or similar body of such Company or of Merger Sub authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(i) The Companies shall each have delivered to SPAC a certificate, signed by authorized officers or directors of each Company, respectively, and dated as of the Closing Date, certifying the conditions set forth in Section 9.2(a) and Section 9.2(d) have been fulfilled.

Section 9.3 Conditions to Obligations of the Companies at Closing. The obligations of the Companies to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by Lancaster BVI:

(a) The representations and warranties contained in Section 4.1 (Organization, Good Standing, Corporate Power and Qualification), Section 4.2 (Capitalization and Voting Rights), Section 4.3 (Corporate Structure; Subsidiaries), Section 4.4 (Authorization), Section 4.10 (Brokers) and Section 4.15 (Business Activities) (collectively, the “Specified SPAC Representations”) shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of SPAC contained in Article IV (other than the Specified SPAC Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b) Each of the covenants of SPAC to be performed as of or prior to the Closing Date shall have been performed in all material respects;

(c) SPAC shall have delivered or cause to be delivered to the Companies a certificate signed by an authorized officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(d) SPAC shall have delivered or cause to be delivered to the Companies a duly executed copy of the Deferred Underwriting Waiver;

(e) SPAC shall have delivered or caused to be delivered to the Companies a certificate of the Secretary (or equivalent officer) of SPAC certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of SPAC authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and

(f) the Available Net SPAC Cash shall be not less than $5,000,000 (the “Minimum Cash Condition”).

Section 9.4 Frustration of Conditions. Neither SPAC, nor the Companies may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply in all material respects with its obligations under this Agreement.

Article X
TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Lancaster BVI and SPAC;

(b) by written notice from either Lancaster BVI or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from either Lancaster BVI or SPAC to the other if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement; provided that such termination right shall not be exercisable by SPAC if SPAC has materially breached any of its obligations under Section 8.2;

(d) by written notice from SPAC to the Companies if there is any breach of any representation, warranty, covenant or agreement on the part of the Companies set forth in this Agreement, such that the conditions specified in Section 9.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that if such Terminating Company Breach is curable by such party then, for a period of up to thirty (30) days after receipt by the Companies of written notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and the Companies have not already waived such breach;

(e) by written notice from Lancaster BVI to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3 would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC then, for a period of up to thirty (30) days after receipt by SPAC of written notice from Lancaster BVI of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, provided that the Companies shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if any Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and SPAC has not already waived such breach;

(f) by written notice from SPAC to the Companies if the Selling Shareholder’s Approval (if applicable, and pursuant to the Shareholder Support Agreement) shall not have been obtained;

(g) by written notice from SPAC to the Companies if the Companies fail to deliver either of the Technical Report Summary or the Company 2024 and 2023 Audited Financial Statements to SPAC on or before August 31, 2025;

(h) by written notice from SPAC to Lancaster BVI if (i) any Company or any of their Subsidiaries enters into bankruptcy, receivership, administration, restructuring, corporate rescue or other similar proceedings or (ii) a liquidator, administrator, restructuring officer, or similar Person is appointed on behalf of a Company, in each case under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, or reorganization Laws;

(i) by written notice from either SPAC or Lancaster BVI to the other, if the Transactions shall not have been consummated on or prior to March 11, 2026 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(i) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time; or

(j) by written notice from Lancaster BVI to SPAC if the Form F-4 Note Closing (as defined in the Convertible Note) is not consummated in accordance with the terms of the Convertible Note.

Section 10.2 Effect of Termination.

(a) Any termination of this Agreement under Section 10.1 above shall be effective immediately upon execution of the mutual written consent by the required parties or the delivery of written notice of the party seeking termination to the other parties, as the case may be, subject to the cure periods set forth in Section 10.1 if applicable.

(b) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than Liability of the Companies or SPAC, as the case may be, for fraud or for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI shall survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1 Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, the Companies acknowledge that, as described in the final prospectus of SPAC, filed with the SEC on February 10, 2021 (Registration No. 333-252307) (as amended, the “SPAC Prospectus”), SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders pursuant to the Trust Agreement and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Companies further acknowledge and agree that a significant amount of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Companies (on behalf of themselves and their Affiliates) irrevocably waive any Released Claims (as defined below), in the past, now or in the future as a result of, or arising out of, this Agreement, any negotiation, contracts or agreements with the Group Companies, or their respective representatives, against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC, to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, regardless of whether such claim arises as a result of, in connection with or relating to any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”) and will not seek recourse against the Trust Account at any time for any reason. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Companies’ right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for intentional fraud in the making of the representations and warranties in Article IV. This Section 11.1 shall survive the termination of this Agreement for any reason.

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or any Transaction Document or (c) subject to requirements of applicable Law, waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 11.3 Notices. All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and may be delivered personally, by courier or by electronic mail to the intended recipient thereof at its courier delivery or email address as set out below (or to such other courier delivery or email address as a party may from time to time notify the other parties hereto by giving notice in accordance with this Section 11.3). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery or (b) if sent by electronic mail, immediately upon the sending thereof as reflected on the sender’s email system. The initial courier delivery addresses and email addresses of the respective parties hereto for the purpose of this Agreement are:

(a)	If to SPAC (prior to the Closing), to:

Crown PropTech Acquisitions

40 West 57th Street

29th Floor

New York, NY 10019

Attention:	Michael Minnick
Email:	mm@crownproptech.com

with a copy (which shall not constitute notice) to:

Orrick Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 1001

Attn:	Alice Hsu; Zac Padgett
E-mail:	ahsu@orrick.com; zpadgett@orrick.com

(b)	If to any of the Companies (prior to or after the Closing), to:

Lancaster Exploration Limited

56 Administration Drive

Wickhams Cay 1, Road Town

Tortola VG 1110, British Virgin Islands

Attention: Alex Lemon

Email: alex@mkango.ca

with a copy (which shall not constitute notice) to:

Greenberg Traurig LLP

One Vanderbilt Ave

New York, New York 10017

Attention:	Alan Annex
Barbara A. Jones
Adam Namoury
Email:	alan.annex@gtlaw.com
barbara.jones@gtlaw.com
adam.namoury@gtlaw.com

Section 11.4 Assignment. No party hereto may assign, delegate or otherwise transfer either this Agreement or any part hereof or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto and any attempt to do so without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which successors and permitted assigns to be deemed a party hereto for all purposes hereof.

Section 11.5 Rights of Third Parties. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of any Group Company, SPAC, or any of their Subsidiaries, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Group Companies or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) if the Closing occurs, the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.7, (ii) the Non-Recourse Parties (and their respective successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.17 and Section 11.18, (iii) the Sponsor is an intended third party beneficiary of, and may enforce the rights of SPAC under Section 8.8(a)(i) and this Section 11.5(iii) and all other rights expressly described in this Agreement as being rights of SPAC, and (iv) the Selling Shareholder is an intended third party beneficiary of Section 11.13(b), Section 11.14 and Section 11.19, and may enforce any rights expressly granted to it or the Companies therein.

Section 11.6 Expenses.

(a) If the Closing occurs, PubCo shall pay, or cause to be paid in accordance with Section 2.9(c)(iii)(2), the accrued and unpaid SPAC Transaction Expenses and the accrued and unpaid Company Transaction Expenses.

(b) If the Mergers and the other Transactions are not consummated, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement, the Transaction Documents, and the Transactions, including all fees of its legal counsel, financial advisors and accountants, except that SPAC and the Companies shall each pay one-half of all expenses incurred by SPAC and the Group Companies relating to all of SEC, OTC, Canadian Securities Authority, AIM, TSXV and other regulatory filing fees incurred in connection with the Transactions, including the filing fees associated with filings pursuant to Antitrust Laws (if any).

(c) If, at the Closing, there is a SPAC Transaction Expenses Cap Excess, SPAC shall cause Sponsor to, in connection with the payment of the SPAC Transaction Expenses in accordance with this Agreement on the Closing Date, either (i) pay the SPAC Transaction Expenses Cap Excess in cash at Closing, or (ii) irrevocably forfeit and surrender to SPAC for no consideration a number of SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares equal to the quotient of (x) the amount of the SPAC Transaction Expenses Cap Excess divided by (y) $10.00. SPAC shall cause Sponsor to take any other action reasonably requested by the PubCo to evidence the forfeiture and surrender of such shares pursuant to this Section 11.6(c).

Section 11.7 Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state. Notwithstanding anything else in this Agreement, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the Cayman Islands: (a) the Merger and (b) following the Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub and SPAC in the Surviving Company and (y) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the SPAC and directors of Merger Sub and the internal corporate affairs of SPAC.

Section 11.8 Consent to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR, IF AND ONLY IF SAID DISTRICT COURT DETERMINES THAT IT LACKS SUBJECT MATTER JURISDICTION THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 11.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 11.8.

Section 11.9 Headings; Counterparts; Electronic Signatures. The table of contents and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Agreement.

Section 11.10 Disclosure Letters. The Disclosure Letters (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Notwithstanding Section 1.2(h), references to agreements and other documents set forth in any section of the Company Disclosure Letter shall be deemed to include all amendments and other modifications thereto only to the extent such amendments or modifications are Made Available to SPAC.

Section 11.11 Entire Agreement. This Agreement (together with the Disclosure Letters and exhibits hereto), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any and all prior discussions, negotiations, proposals, undertakings, and other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents.

Section 11.12 Amendments. This Agreement may be amended or modified in whole or in part prior to the Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which shall be executed by SPAC and Lancaster BVI, on behalf of the Companies; provided, however, that after the Selling Shareholder’s Approval (if applicable) or the SPAC Shareholders’ Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the shareholders of the Companies or the shareholders of SPAC, respectively, without such approval having been obtained. The approval of this Agreement by the stockholders of any of the parties to this Agreement shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the parties to this Agreement to terminate this Agreement in accordance with Section 10.1 or to cause such party to this Agreement to enter into an amendment to this Agreement pursuant to this Section 11.12.

Section 11.13 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall be subject to the prior mutual approval of SPAC, Lancaster BVI and the Selling Shareholder (which approval shall not be unreasonably withheld, conditioned or delayed); provided, that no such party shall be required to obtain consent pursuant to this Section 11.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.13(a).

(b) The restriction in Section 11.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other parties in advance as to its form, content and timing; provided, further, that, subject to this Section 11.13, each party to this Agreement, the Selling Shareholder and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other party to this Agreement or the Selling Shareholder, as applicable; and provided, further, that subject to Section 6.2 and this Section 11.13, the foregoing shall not prohibit any party to this Agreement or the Selling Shareholder from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

Section 11.14 Confidentiality. The parties hereto agree that all confidential information exchanged in connection with this Agreement and the negotiations related thereto shall be kept confidential in accordance that certain Confidentiality Agreement, dated as of October 14, 2024, by and among Lancaster BVI, MKA Poland and SPAC (the “Confidentiality Agreement”) as if the parties hereto were parties to the Confidentiality Agreement, which shall be enforceable by and against the parties hereto as if original parties thereto. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

Section 11.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 11.16 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not fully or timely performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that (a) each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or the other Transaction Documents and to specific enforcement of the terms and provisions of this Agreement and the other Transaction Documents, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, in addition to any other remedy to which any party is entitled at law or in equity, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement or the other Transaction Documents, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party hereby also waives any requirement for the securing or posting of any bond in connection therewith.

Section 11.17 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party to this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any party hereto and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any Group Company or SPAC under this Agreement of or for any claim based on, arising out of, or related to this Agreement (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”). Notwithstanding the foregoing, nothing in this Section 11.17 shall limit, amend or waive any rights of any party to any Transaction Documents.

Section 11.18 Non-Survival of Representations, Warranties and Covenants. Except in the case of claims against a Person in respect of such Person’s fraud, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.19 Conflicts and Privilege.

(a) The Companies and SPAC, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other Equity Securities of SPAC or the Sponsor or any of their respective directors, managers, members, partners, officers, employees, independent contractors or Affiliates (collectively, the “SPAC Group”), on the one hand, and (y) PubCo or the Surviving Company or any member of the Group Companies, on the other hand, any legal counsel, including Orrick, Herrington & Sutcliffe LLP (“Orrick”) or Maples Group (including Maples and Calder (Cayman) LLP and Maples and Calder (BVI) (together, “Maples”), that represented SPAC, the Sponsor and/or any other member of the SPAC Group prior to the Closing, may represent the Sponsor or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to PubCo, the Surviving Company, or any member of the Group Companies, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the Surviving Company, any Group Company, the Sponsor or any other member of the SPAC Group. No party hereto shall seek to or have Orrick disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of SPAC or any of the other member of the SPAC Group by Orrick. The parties hereto hereby waive any potential conflict of interest arising from such prior representation and each party hereto shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each party hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such party has consulted with counsel in connection therewith. The Companies and SPAC, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions) between or among SPAC, the Sponsor or any other member of the SPAC Group, on the one hand, and Orrick or Maples, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by PubCo or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Companies prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of PubCo and the Surviving Company.

(b) The Companies and SPAC, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the SPAC Group, on the one hand, and (y) PubCo, the Companies, the Surviving Company or any member of the Group Companies, on the other hand, any legal counsel, including Greenberg Traurig, LLP (“GT”), Fasken Martineau LLP (“Fasken”) or Conyers Dill & Pearman LLP (“Conyers”), that represented the Companies prior to the Closing may represent the Companies or any other member of the Group Companies, in such dispute. No party hereto shall seek to or have GT, Fasken or Conyers disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of any of the Group Companies by GT, Fasken and Conyers. The parties hereto hereby waive any potential conflict of interest arising from such prior representation and each party hereto shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each party hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such party has consulted with counsel in connection therewith. The Companies and SPAC, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions) between or among any member of the Group Companies, on the one hand, and GT, Fasken or Conyers, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Group Companies after the Closing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

CROWN PROPTECH ACQUISITIONS

By:	/s/ Michael Minnick
Name:	Michael Minnick
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

MKANGO (CAYMAN) LIMITED

By:	/s/ Alexander Mark Lemon
Name:	Alexander Mark Lemon
Title:	Authorized Signatory

LANCASTER EXPLORATION LIMITED

By:	/s/ Alexander Mark Lemon
Name:	Alexander Mark Lemon
Title:	Authorized Signatory

Mkango Polska s.p. Z.o.o.

By:	/s/ Alexander Mark Lemon
Name:	Alexander Mark Lemon
Title:	Authorized Signatory

MKA Exploration Limited

By:	/s/ Alexander Mark Lemon
Name:	Alexander Mark Lemon
Title:	Authorized Signatory

Mkango ServiceCo UK LImited

By:	/s/ Alexander Mark Lemon
Name:	Alexander Mark Lemon
Title:	Authorized Signatory

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Registration Rights and Lock-Up Agreement

[Attached]

Execution Version

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [___]1, is made and entered into by and among Lancaster Exploration Limited, a company incorporated under the laws of the British Virgin Islands (“PubCo”), Crown PropTech Sponsor, LLC, a Delaware limited liability company (“Sponsor”), CIIG Management III LLC, a Delaware limited liability company (“Co-Sponsor” and, together with the Sponsor, the “Sponsors”), [___________] (f/k/a Crown PropTech Acquisitions), an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), each of the persons and entities listed on Exhibit A hereto (each, a “SPAC Holder”), and the entities listed on Exhibit B hereto (the “Company Holder[s]” and, collectively with Sponsors, SPAC Holders, and any other person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, PubCo is a party to that certain Business Combination Agreement, dated as of July 2, 2025 (the “Business Combination Agreement”), by and among PubCo, SPAC, Mkango (Cayman) Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct, wholly owned Subsidiary of PubCo (“Merger Sub”), Mkango ServiceCo UK Limited, a company organized under the laws of England and a direct, wholly owned Subsidiary of PubCo (“Mkango ServiceCo”), Mkango Polska s.p. Z.o.o., a company organized under the laws of Poland and a direct, wholly owned Subsidiary of Mkango ServiceCo, and MKA Exploration Limited, a company incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of Mkango ServiceCo, pursuant to which, among other things, on or about the date hereof, (a) Merger Sub will merge with and into SPAC, with SPAC being the surviving entity and becoming a wholly-owned Subsidiary of PubCo (the “Merger”); and (b) pursuant to that certain Assignment, Assumption and Amendment Agreement (the “Assignment and Assumption Agreement”), dated on or about the date hereof, each outstanding and unexercised warrant issued by SPAC to acquire SPAC Class A Ordinary Shares shall represent the right to acquire, from and after the date hereof, PubCo Ordinary Shares under the terms of such Assignment and Assumption Agreement (the “PubCo Warrants”);

WHEREAS, Sponsors, the SPAC Holders and SPAC are parties to that certain Registration Rights Agreement, dated as of February 8, 2021 (the “Prior Agreement”), and the Sponsors, the SPAC Holders and SPAC consent to termination of the Prior Agreement upon execution and delivery of this Agreement;

WHEREAS, each of the Sponsors is acquiring PubCo Ordinary Shares (including the PubCo Ordinary Shares issued or issuable upon the exercise, exchange or conversion of any other equity security issued to each of the Sponsors pursuant to the terms of the Business Combination Agreement, including the Private Placement Warrants) and Private Placement Warrants on or about the date hereof pursuant to the Business Combination Agreement;

[1]	NTD: To be dated as of the Closing Date.

Exhibit A-1

WHEREAS, each SPAC Holder and Company Holder is acquiring PubCo Ordinary Shares (including the PubCo Ordinary Shares issued or issuable upon the exercise, exchange or conversion of any other equity security issued to a SPAC Holder or Company Holder pursuant to the terms of the Business Combination Agreement, including the PubCo Warrants) and/or Private Placement Warrants on or about the date hereof pursuant to the Business Combination Agreement; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, PubCo and the Holders desire to enter into this Agreement, pursuant to which PubCo will grant the Holders certain registration rights with respect to certain securities of PubCo, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
Definitions

1.1  Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, principal financial officer of PubCo or the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” shall mean, with respect to any person, any other person which, directly or indirectly, Controls, is Controlled by or is under common Control with such person.

“Agreement” shall have the meaning given in the preamble to this Agreement.

“Assignment and Assumption Agreement” shall have the meaning given in the Recitals hereto.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of PubCo.

Exhibit A-2

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the United States Securities and Exchange Commission.

“Control” shall mean, in relation to any Person (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether as trustee or executor or by contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly.

“Company Holders” shall have the meaning given in the preamble to this Agreement.

“Co-Sponsor” shall have the meaning given in the preamble to this Agreement.

“Demanding Holder” shall mean any Holder or group of Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.1.3.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Holder Indemnified Parties” shall have the meaning given in subsection 4.1.1.

“Holders” shall have the meaning given in the preamble to this Agreement.

“Immediate Family Members” shall mean, as to a natural person, such individual’s spouse, former spouse, significant others, domestic partner, child (including by adoption), father, mother, brother or sister, and the lineal descendant (including by adoption) of any of the foregoing persons.

“Lock-Up Period” shall mean the period commencing on the date hereof and ending on the earliest of (x) the date following the date hereof on which PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all shareholders of PubCo having the right to exchange their PubCo Ordinary Shares for cash, securities or other property, and (y) the following:

(a) with respect to 33 percent (33%) of the Lock-Up Shares held by the Sponsors and the other SPAC Holders, the date that is three (3) months from the date hereof;

(b) with respect to 33 percent (33%) of the Lock-Up Shares held by the Sponsors and the other SPAC Holders, the date that is six (6) months from the date hereof;

(c) with respect to 34 percent (34%) of the Lock-Up Shares held by the Sponsors and the other SPAC Holders, the date that is nine (9) months from the date hereof;

Exhibit A-3

(d) with respect to 33 percent (33%) of the Lock-Up Shares held by the Company Holders, the date that is twelve (12) months from the date hereof;

(e) with respect to 33 percent (33%) of the Lock-Up Shares held by the Company Holders, the date that is eighteen (18) months from the date hereof; and

(f) with respect to 34 percent (33%) of the Lock-Up Shares held by the Company Holders, the date that is twenty-four (24) months from the date hereof.

“Lock-Up Shares” shall have the meaning given in subsection 3.6.1.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Mkango ServiceCo” shall have the meaning given in the Recital hereto.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or articles of incorporation or registration, bylaws, memorandum and/or articles of association, constitution, registers, limited liability company agreement, shareholders agreement or similar organizational documents, in each case, as amended or restated.

“Permitted Transferees” shall have the meaning given in subsection 3.6.1.

“Person” means any individual, firm, corporation, exempted company, company, partnership, exempted limited partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall mean the [5,013,333] warrants originally exercisable for SPAC Class A Ordinary Shares that were purchased by the Sponsor and other anchor investors of SPAC in a private placement on February 11, 2021, 250,667 of which were sold by Sponsor to Co-Sponsor on January 17, 2023, as assumed by PubCo pursuant to the Assignment and Assumption Agreement and which are now exercisable into PubCo Ordinary Shares.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

Exhibit A-4

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PubCo” shall have the meaning given in the preamble to this Agreement.

“PubCo Ordinary Shares” means the ordinary shares, no par value per share, of PubCo.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any PubCo Ordinary Shares issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding PubCo Ordinary Shares or any other equity security (including PubCo Ordinary Shares issued or issuable upon the exercise, exchange or conversion of any other equity security) of PubCo held by a Holder as of the date of this Agreement, and (c) any other equity security of PubCo issued or issuable with respect to any such PubCo Ordinary Shares by way of a stock dividend or share split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation, reorganization or other similar event; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have ceased to be outstanding; or (iii) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)  all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority) and any securities exchange on which the PubCo Ordinary Shares are then listed;

(b)  Underwriter expenses (other than fees, commissions or discounts);

(c)  fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(d)  printing, messenger, telephone and delivery expenses;

(e)  reasonable fees and disbursements of counsel for PubCo;

(f)  reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

Exhibit A-5

(g)  reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Demand (including, without limitation, a Block Trade), or Holders of Registrable Securities participating in an Underwritten Offering (that is not an Underwritten Offering initiated by PubCo) to be registered for offer and sale in the applicable Underwritten Offering; provided that in no event shall PubCo be obligated to pay such fees and expenses in excess of $50,000.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1.

“SPAC” shall have the meaning given in the Preamble to this Agreement.

“SPAC Holder” shall have the meaning given in the preamble to this Agreement.

“Sponsor” and “Sponsors” shall have the meaning given in the preamble to this Agreement.

“Subsidiary” means, with respect to a specified person, any other person Controlled, directly or indirectly, by such specified person and, in case of a limited partnership, limited liability company or similar entity, such person is a general partner or managing member and has the power to direct the policies, management and affairs of such person, respectively.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3.

“Underwritten Offering” shall mean a Registration in which securities of PubCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II
Registrations

2.1 Registration.

2.1.1  Shelf Registration. PubCo agrees that, within fifteen (15) business days after the consummation of the transactions contemplated by the Business Combination Agreement, PubCo will file with the Commission (at PubCo’s sole cost and expense) a Registration Statement registering the resale of all Holders’ Registrable Securities on a delayed or continuous basis (a “Shelf Registration”). PubCo shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement (but in any event not later than ten (10) calendar days after PubCo is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review and comment) and to remain effective in accordance with Section 3.1 of this Agreement.

Exhibit A-6

2.1.2  Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Shelf Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Shelf Registration has been declared effective by the Commission and (b) PubCo has complied with all of its obligations under this Agreement with respect thereto. Subject to the limitations contained in this Agreement, PubCo shall effect any Shelf Registration on such appropriate registration form of the Commission (i) as shall be selected by PubCo and (ii) as shall permit the resale of the Registrable Securities by the Holders.

2.1.3  Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.3 hereof, (a) Sponsors, SPAC Holders and/or their Permitted Transferees that hold at least a majority in interest of the then-outstanding number of Registrable Securities initially held by Sponsors and SPAC Holders, on the one hand, or (b) the Company Holder[s] and/or [its] Permitted Transferees that hold at least a majority in interest of the then-outstanding number of Registrable Securities initially held by the Company Holder[s], on the other hand, may make a written demand to PubCo for an Underwritten Offering, including a Block Trade, pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 (an “Underwritten Demand”). PubCo shall, within ten (10) business days of PubCo’s receipt of the Underwritten Demand, notify, in writing, all other Holders of Registrable Securities of such demand, and each such Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify PubCo, in writing, within five (5) business days (two (2) business days if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from PubCo, including the portion of the Registrable Securities held by such Holder to be included in such Underwritten Offering, or, in the case of a Block Trade, as provided in Section 2.4. Upon receipt by PubCo of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their designated portion of Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, PubCo is not obligated to effect more than an aggregate of three (3) Underwritten Offerings pursuant to this subsection 2.1.3 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.3 within ninety (90) calendar days after the closing of an Underwritten Offering.

Exhibit A-7

2.1.4  Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other PubCo Ordinary Shares or other equity securities that PubCo desires to sell, and PubCo Ordinary Shares, if any, as to which inclusion has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any), pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested to be included in such Underwritten Offering relative to the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”), that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), PubCo Ordinary Shares or other equity securities of other persons or entities that PubCo is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.2  Piggyback Registration.

2.2.1  Piggyback Rights. If PubCo proposes to (a) file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of PubCo (other than for the Holders), other than a Registration Statement filed in connection with (i) any employee stock option or other benefit plan, (ii) an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) an offering of debt that is convertible into equity securities of PubCo, (iv) a dividend reinvestment plan or (v) for an exchange offer or offering of securities solely to PubCo’s existing shareholders or in connection with an acquisition of a business on Form F-4, or (b) consummate an Underwritten Offering for its own account or for the account of stockholders of PubCo (other than for the Holders in accordance with subsection 2.1.3), then PubCo shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement not less than twenty (20) calendar days before the anticipated filing date of such Registration Statement), which notice shall (i) describe the amount and type of securities to be included, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) business days in the case of filing a Registration Statement and five (5) business days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then two (2) business days), in each case, after receipt of such written notice (or, in the case of a Block Trade, within two (2) business days) (such Registration a “Piggyback Registration”). PubCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo (including with respect to the customary indemnification and contribution obligations of the Holders selling Registrable Securities).

Exhibit A-8

2.2.2  Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of PubCo Ordinary Shares that PubCo desires to sell, taken together with (a) PubCo Ordinary Shares, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which inclusion has been requested pursuant to Section 2.2 hereof, and (c) PubCo Ordinary Shares, if any, as to which inclusion has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of PubCo, exceeds the Maximum Number of Securities, then:

(a)  If the Underwritten Offering is undertaken for PubCo’s account, PubCo shall include in any such Underwritten Offering (i) first, the PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), PubCo Ordinary Shares, if any, as to which inclusion has been requested pursuant to written contractual piggy-back registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; and

(b)  If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Underwritten Offering (i) first, PubCo Ordinary Shares or other equity securities, if any, Pro Rata, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), PubCo Ordinary Shares or other equity securities for the account of other persons or entities that PubCo is obligated to include pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

Exhibit A-9

2.2.3  Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4  Unlimited Piggyback Registration Rights. For purposes of clarity, any Underwritten Offering effected pursuant to Section 2.2 hereof shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 hereof.

2.3  Restrictions on Registration Rights. If (a) the Holders of Registrable Securities have requested an Underwritten Offering pursuant to an Underwritten Demand and PubCo and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offering; or (b) in the good faith judgment of the Board a Registration or Underwritten Offering would be seriously detrimental to PubCo and the Board concludes as a result that it is essential to defer the filing of the applicable Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case PubCo shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to PubCo for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, PubCo shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that PubCo shall not defer its obligation in this manner more than once in any twelve (12)-month period.

2.4  Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.3 and 3.4, if the Holders desire to effect a Block Trade, then, notwithstanding any other time periods in this Article II, the Holders shall provide written notice to PubCo at least five (5) business days prior to the date such Block Trade will commence, and PubCo shall use its reasonable best efforts to facilitate such Block Trade as promptly as possible. The Holders shall use reasonable best efforts to work with PubCo and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with PubCo, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters and the share price of such offering.

Exhibit A-10

2.5  Waiver. Notwithstanding anything in this Agreement to the contrary, any Holder may notify PubCo of its election to waive any and all rights (i) to receive notice of an Underwritten Demand or Piggyback Registration as provided for in this Article II or (ii) to participate in any such Underwritten Offering or Piggyback Registration. As long as any such waiver remains outstanding and has not been rescinded in writing, PubCo agrees not to notify any such Holder of any Underwritten Demand or Piggyback Registration or provide any such Holder with any information relating thereto.

Article III
PUBCO Procedures

3.1  General Procedures. In connection with any Registration contemplated herein, PubCo shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto, PubCo shall, as promptly as possible:

3.1.1  prepare and file with the Commission within the timeframe required by Section 2.1.1 a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective within the timeframe required by Section 2.1.1 and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (the “Effectiveness Period”);

3.1.2  prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of Registrable Securities or any Underwriter(s) of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder, to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3  prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

Exhibit A-11

3.1.4  prior to any Underwritten Offering of Registrable Securities, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo, and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5  cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

3.1.6  provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7  advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that PubCo amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8  during the Effectiveness Period, at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9  notify the Holders of Registrable Securities at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for PubCo it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof;

Exhibit A-12

3.1.10  permit a representative of the Holders of Registrable Securities (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information; and provided further, PubCo may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments PubCo shall include unless contrary to applicable law;

3.1.11  obtain a “cold comfort” letter from PubCo’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or its counsel may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12  on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letters, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders of such Registrable Securities, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letters are being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders, it being understood that no negative assurance letter shall be provided by Cayman Islands counsel to PubCo;

3.1.13  in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14  otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15  make available for inspection, upon written request, by (i) the Holders whose Registrable Securities are included in such Registration Statement, (ii) any Underwriter participating in any disposition pursuant to such Registration Statement, and (iii) any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or by any Underwriter, all financial and other records, pertinent corporate documents and properties of PubCo, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause PubCo’s officers and directors to supply all material information reasonably requested by any of them in connection with such Registration Statement;

Exhibit A-13

3.1.16  use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders of Registrable Securities in connection with such Registration.

3.2  Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3  Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering initiated by PubCo hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by PubCo and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. PubCo will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with PubCo or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the PubCo’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against PubCo as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such Underwritten Offering.

Exhibit A-14

3.4  Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for PubCo it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for PubCo believes to be necessary to comply with law (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until he, she or it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration or Underwritten Offering at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) calendar days, determined in good faith by PubCo to be necessary for such purpose; provided, however, that PubCo shall not have the right to exercise the rights set forth in this Section 3.4 for more than 90 consecutive calendar days or more than 120 calendar days, in any such case, in any 12-month period. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5  Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. PubCo further covenants that it shall take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder of Registrable Securities, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Exhibit A-15

3.6  Transfer Restrictions.

3.6.1  Subject to the exceptions set forth herein, each Holder, severally and not jointly, covenants and agrees not to, during the Lock-Up Period, without the prior written consent of the board of directors of PubCo, (i) directly or indirectly, tender, transfer, grant, assign, offer, sell, contract to sell, hypothecate, pledge, make any short sale or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (each a “Transfer”), or make a public announcement of any intention to effect any Transfer in, any Registrable Securities acquired by such Holder in connection with the transactions contemplated by the Business Combination Agreement (collectively, the “Lock-up Shares”); (ii) enter into any transactions that would have the same effect as the foregoing clause (i); or (iii) enter into any contracts, option, swap, hedge or other arrangement with respect to the Transfers of, in whole or in part, the economic consequences of ownership of any Lock-Up Shares, whether any of these transactions are to be settled by delivery of any such Lock-Up Shares, in cash or otherwise; provided, however, that the foregoing shall not apply to:

(a) 20% of the Registrable Securities acquired by a Holder in connection with the transactions contemplated by the Business Combination Agreement; provided that, in the sole discretion of PubCo and if necessary to satisfy Nasdaq initial listing requirements for PubCo, such percentage of Registrable Securities held by Sponsors may be increased to 25% and such percentage of Registrable Securities held by Holders other than Sponsors may be increased to such percentage as required by Nasdaq to satisfy the initial listing requirements for PubCo;

(b) Transfers to a partnership, limited liability company, corporation or other entity of which such Holder or its Immediate Family Members is the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(c) Transfers (i) by gift to any of such Holder’s Immediate Family Members; (ii) to a family trust, established for the exclusive benefit of such Holder or any of such Holder’s equity holders or any of their respective Immediate Family Members; (iii) by virtue of laws of descent and distribution, upon death of such Holder; or (iv) pursuant to a qualified domestic relations order;

(d) if such Holder is not a natural person, Transfers (i) to another person that is an Affiliate of the Holder, or to any investment fund or other entity Controlling, Controlled by, managing or managed by or under common Control with the Holder or its Affiliates or who shares a common investment advisor with the Holder; or (ii) as part of a distribution to members, partners or shareholders of the Holder via dividend or share repurchase;

(e) if such Holder is not a natural person, Transfers by virtue of the laws of the place of the Holder’s incorporation or establishment and the Holder’s Organizational Documents upon dissolution of the Holder;

(f) Transfers to a charitable or a charitable foundation controlled by the Holder, its equity holders or any of their respective Immediate Family Members;

(g) the exercise of any options or warrants to purchase PubCo Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(h) Transfers of PubCo Ordinary Shares by the Holder to its affiliates, to any investment fund or other entity controlled or managed by the Holder, or to any investment manager or investment advisor of the Holder or an affiliate of any such investment manager or investment advisor or to any investment fund or other entity controlled or managed by such persons;

(i)  Transfers of PubCo Ordinary Shares or other securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, in each case acquired in open market transactions after the closing of the Merger; and

Exhibit A-16

(j) Transfers in the event of completion of a liquidation, merger, exchange of shares or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property;

the transferee of each of the foregoing clauses (a) through (i) being a “Permitted Transferee”; provided further, however, that in the case of clauses (a) through (g), these Permitted Transferees shall enter into a written agreement, in substantially the form of this Section 3.6, agreeing to be bound by the restrictions on Transfer of Lock-Up Shares prior to such Transfer.

3.6.2  PubCo shall not amend or waive the lock-up restrictions agreed with any of the Holders hereunder or otherwise release any Holder from such lock-up restrictions as provided in this Agreement, unless PubCo extends such amendment, waiver and/or release to all other Holders which are party hereto. PubCo shall provide at least ten (10) business days’ advance written notice to all Holders which are party hereto of any such amendment or waiver.

3.6.3  Each Holder hereby represents and warrants that it now has and, except as contemplated by Section 3.6, for the duration of the Lock-Up Period will have good and marketable title to its Lock-Up Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the restrictions set forth in this Section 3.6. Each Holder agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the transfer of any Lock-Up Shares during the Lock-Up Period.

Article IV
Indemnification and Contribution

4.1  Indemnification.

4.1.1  PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (the “Holder Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall promptly reimburse the Holder Indemnified Parties for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such losses, judgments, claims, actions, damages, liabilities or expenses. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

Exhibit A-17

4.1.2  In connection with any Registration Statement for a Registration in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify PubCo, its directors and officers and agents, and each other Holder and its respective partners, directors, officers, employees and agents, and each person who controls PubCo or any other Holder (within the meaning of the Securities Act or Exchange Act, as applicable) against any losses, claims, actions, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their partners, officers, directors, employees and agents, and each person who controls such Underwriters (within the meaning of the Securities Act or Exchange Act, as applicable) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

4.1.3  Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any partner, officer, director, employee, agent, or controlling person of such indemnified party, as applicable, and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also hereby agree to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.

Exhibit A-18

4.1.5  If the indemnification provided under Section 4.1 hereof from the indemnifying party is determined by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability (after payment of any underwriting fees, discounts, commissions, or taxes). The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V
Miscellaneous

5.1  Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, facsimile or email, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to PubCo, to: [___] and, if to any Holder, to the address of such Holder as it appears in the applicable register for Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

Exhibit A-19

5.2  Assignment; No Third Party Beneficiaries.

5.2.1  This Agreement and the rights, duties and obligations of PubCo hereunder may not be assigned or delegated by PubCo in whole or in part.

5.2.2  Prior to the expiration of the Lock-Up Period for a Holder, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee in accordance with subsection 3.6.1.

5.2.3  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

5.2.4  This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5  No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3  Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by portable document format (pdf) transmission) in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4  Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK IN THE STATE OF NEW YORK. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Exhibit A-20

5.5  Amendments and Modifications. Upon the written consent of PubCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6  Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act (other than the restriction set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such additional representations and other documents as PubCo shall reasonably request, PubCo shall cause PubCo’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by PubCo’s transfer agent, by delivering to PubCo’s transfer agent a direction letter and opinion of counsel). Promptly following the expiration of the Lock-Up Period, PubCo shall cause its transfer agent to remove the restrictive legend limiting the transfer of such Lock-Up Shares pursuant to Section 3.6 hereof.

5.7  Remedies Cumulative. In the event that PubCo fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.8  Other Registration Rights. PubCo represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration filed by PubCo for the sale of securities for its own account or for the account of any other person. Further, PubCo represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. From and after the date of this Agreement, PubCo shall not, without the approval of the Holders of a majority-in-interest of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Registrable Securities that would grant such holder or prospective holder any registration rights more favorable in any material respect than those rights granted pursuant to this Agreement.

Exhibit A-21

5.9  Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement or (b) the date as of which the Holders cease to hold any Registrable Securities. The provisions of Section 3.5, Article IV and Article V shall survive any termination in accordance with their terms.

5.10   Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

[SIGNATURE PAGES FOLLOW]

Exhibit A-22

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PUBCO:

[___]

By:
Name:
Title:

Exhibit A-23

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPONSOR:

Crown PropTech Sponsor, LLC

By:
Name:
Title:

Exhibit A-24

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

CO-SPONSOR:

CIIG Management III LLC

By:
Name:
Title:

Exhibit A-25

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPAC:

[_______________] (f/k/a Crown PropTech Acquisitions)

By:
Name:
Title:

Exhibit A-26

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDER:

[●]

By:
Name:
Title:

Exhibit A-27

EXHIBIT A

SPAC HOLDERS

●	[___]
●	[___]
●	[___]

Exhibit A-28

EXHIBIT B

COMPANY HOLDER[S]

●	Mkango Resources Ltd.
●	[___]

Exhibit A-29

EXHIBIT B

Form of Warrant Assignment and Assumption Agreement

[Attached]

Execution Version

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

between

Crown PropTech Acquisitions,

LANCASTER EXPLORATION LIMITED

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated [●]

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated [●], is made by and among Crown PropTech Acquisitions, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), Lancaster Exploration Limited, a company organized under the laws of the British Virgin Islands (the “Company”, and from and after the Effective Time, “PubCo”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated February 8, 2021, by and between SPAC and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, SPAC issued (i) 5,013,333 Private Placement Warrants and (ii) 9,200,000 Public Warrants;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on July 2, 2025, SPAC, the Company, Mkango (Cayman) Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Merger Sub”), and certain other parties thereto entered into a business combination agreement (as amended, modified or supplemented, from time to time, the “Business Combination Agreement”) pursuant to the which, among other things, (a) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC being the surviving entity and becoming a wholly-owned subsidiary of the Company, (b) each Ordinary Share (as defined in the Business Combination Agreement) of SPAC issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued PubCo Ordinary Share (as defined below), and (c) each Warrant issued and outstanding immediately prior to the Effective Time shall cease to be a warrant with respect to Ordinary Shares and be assumed by the Company and converted into a validly issued and fully paid warrant to purchase one ordinary share of PubCo (each, a “PubCo Ordinary Share”); and

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for Ordinary Shares but instead will be exercisable (subject to the terms of the Existing Warrant Agreement as amended hereby) for PubCo Ordinary Shares;

Exhibit B-1

WHEREAS, the board of directors of SPAC have determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination;

WHEREAS, in connection with the Merger, SPAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to the Company and the Company wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. As of and with effect on and from the Effective Time, SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby); and the Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the Effective Time.

1.2 Consent. The Warrant Agent hereby consents to (a) the assignment of the Existing Warrant Agreement by SPAC to the Company pursuant to Section 1.1 and the assumption of the Existing Warrant Agreement by the Company from SPAC pursuant to Section 1.1 hereof, in each case effective as of the Effective Time, and (b) the continuation of the Existing Warrant Agreement (as amended by this Agreement), in full force and effect from and after the Effective Time.

2. Amendment of Existing Warrant Agreement.

Effective as of the Effective Time, the Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2 as follows, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 (a) are necessary and desirable and do not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement in any material respect and (b) are to provide for the Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement (in connection with the Merger and the other transactions contemplated by the Business Combination Agreement).

2.1 Defined Terms.

(a) “Agreement” or “Warrant Agreement”. Each reference to “this Agreement,” “Warrant Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Existing Warrant Agreement (including all exhibits thereto) shall, from and after the effectiveness of this Agreement, refer to the Existing Warrant Agreement as amended by this Agreement. Notwithstanding the foregoing, references to the date of the Existing Warrant Agreement and references in the Existing Warrant Agreement to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to February 8, 2021.

Exhibit B-2

(b) “Business Combination”. All references to “Business Combination” in the Existing Warrant Agreement (including all exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all exhibits thereto) shall be references to the Closing (as defined in the Business Combination Agreement).

(c) “Company”. All references to the “Company” in the Existing Warrant Agreement (including all exhibits thereto) shall be references to (a) prior to the Effective Time, SPAC, and (b) from and after the Effective Time, the Company.

(d) Company ordinary shares. All references to “Class A ordinary shares” in the Existing Warrant Agreement (including all exhibits thereto) shall be references to (a) prior to the Effective Time, Class A ordinary shares of SPAC, par value $0.0001 per share, and (b) from and after the Merger Effective Time, PubCo Ordinary Shares.

(e) SEC Filings. All references to “annual report on Form 10-K” and “current report on Form 8-K” in subsection 3.3.5 of the Existing Warrant Agreement are hereby deleted and replaced with “annual report on Form 20-F” and “current report on Form 6-K”, respectively. The reference to “quarterly report on Form 10-Q” in subsection 3.3.5 of the Existing Warrant Agreement is hereby deleted. The reference to “current report on Form 8-K” in Section 4.5 of the Existing Warrant Agreement is hereby deleted and replaced with “current report on Form 6-K”.

2.2 Other Amendments.

(a) Detachability Clause. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

[INTENTIONALLY OMITTED]”

Except that the defined terms “Business Day” and “Detachment Date” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

(b) Duration of Warrants. Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the first date on which the Company completes a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), and (B) terminating at the earliest to occur of: (x) at 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Company completes its initial Business Combination, and (y) other than with respect to the Private Placement Warrants and the Working Capital Warrants then held by the Sponsor, the Anchor Investor or their Permitted Transferee, as applicable, with respect to a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof (each, an “Inapplicable Redemption”), at 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect an Inapplicable Redemption) in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant (other than a Private Placement Warrant or a Working Capital Warrant then held by the Sponsor, the Anchor Investor or their Permitted Transferees, as applicable, in the event of an Inapplicable Redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.”

Exhibit B-3

(c) Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Lancaster Exploration Limited

56 Administration Drive

Wickhams Cay 1, Road Town

Tortola VG 1110, British Virgin Islands

Attention:	Alex Lemon
Email:	alex@mkango.ca

with copies to (which shall not constitute notice):

Greenberg Traurig LLP

One Vanderbilt Ave

New York, New York 10017

Attention:	Alan Annex
Barbara A. Jones
Adam Namoury
Email:	alan.annex@gtlaw.com
barbara.jones@gtlaw.com
adam.namoury@gtlaw.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department”

(d) Form of Warrant Certificate. Exhibit B of the Existing Warrant Agreement is hereby amended by deleting Exhibit B in its entirety and replacing it with new Exhibit B attached hereto as Annex A.

3. Miscellaneous Provisions.

3.1 Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and substantially contemporaneous occurrence of the Closing (as defined in the Business Combination Agreement) and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, SPAC or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Exhibit B-4

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of this Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.5 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6 Severability. This Agreement shall be severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.7 Reference to and Effect on Agreements; Entire Agreement. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, undertakings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows.]

Exhibit B-5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CROWN PROPTECH ACQUISITIONS

By:
Name:
Title:

LANCASTER EXPLORATION LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

Exhibit B-6

ANNEX A

[ATTACHED]

Exhibit B-7

EXHIBIT B

[Form of Warrant Certificate]

[FACE]

Number

WARRANTS

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

LANCASTER EXPLORATION LIMITED

Incorporated Under the Laws of the British Virgin Islands

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that, or registered assigns, is the registered holder of warrants evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase ordinary shares, $0.0001 par value per share (the “Ordinary Shares”), of Lancaster Exploration Limited, a company organized under the laws of the British Virgin Islands (the “Company”). Each Warrant entitles the holder, upon exercise during the Exercise Period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Ordinary Shares as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Warrant Price per Ordinary Share for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

[Signature page follows.]

Exhibit B-8

LANCASTER EXPLORATION LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Exhibit B-9

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of February 8, 2021, amended by the Assignment, Assumption and Amendment Agreement, dated as of [●], 2025 (as amended, the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Ordinary Shares to be issued upon exercise is effective under the Securities Act of 1933, as amended, and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon the exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Exhibit B-10

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive ______________ Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of Lancaster Exploration Limited (the “Company”) in the amount of $[ ] in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of [ ] whose address is [ ] and that such Ordinary Shares be delivered to whose address is t ]. If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [ ], whose address is [ ] and that such Warrant Certificate be delivered to [ ], whose address is [ ].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.2 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) and Section 6.3 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [ ], whose address is [ ] and that such Warrant Certificate be delivered to [ ], whose address is [ ].

[Signature Page Follows]

Exhibit B-11

Date: _________, 20__

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

______________________________

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

Exhibit B-12